United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of

the Securities Exchange Act of 1934

x Filed by the Registrant	o Filed by a Party other than the Registrant

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PUBLIC STORAGE

(Name of Registrant as Specified in Its Charter)

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March 16, 2016

Dear Public Storage Shareholder:

On behalf of the Board of Trustees of Public Storage, I am pleased to invite you to our 2016 Annual Meeting of Shareholders on Monday, April 25, 2016, at 11:00 a.m., Pacific Daylight Time, to be held at the Westin Pasadena, located at 191 North Los Robles Avenue in Pasadena, California.

We have included the official notice of meeting, proxy statement and form of proxy with this letter. The proxy statement describes in detail the matters listed in the notice of meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote your shares over the Internet, by telephone or, if you elect to receive printed proxy materials, by mail by following the instructions on the proxy card or the voting instruction card. Of course, even if you vote your shares ahead of time, you may still attend the meeting.

Thank you for your continued support of Public Storage. We look forward to seeing you at our 2016 Annual Meeting.

Sincerely,

Ronald L. Havner, Jr.
Chairman of the Board, Chief Executive Officer and President

NOTICE OF THE 2016 ANNUAL MEETING OF SHAREHOLDERS

Date	Monday, April 25, 2016

Time	11:00 a.m., Pacific Daylight Time

Place	Westin Pasadena
191 North Los Robles Avenue
Pasadena, California 91101

Matters to be Voted On	• Election of Trustees

• Advisory vote to approve executive compensation

• Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2016

• Approval of 2016 Equity and Performance-Based Incentive Compensation Plan

• Any other matters that may properly be brought before the meeting

By order of the Board of Trustees,

Lily Hughes Senior Vice President, Chief Legal Officer and Corporate Secretary March 16, 2016

Please vote promptly.

If you hold your shares in street name and do not provide voting instructions, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. See “How proxies will be voted” on page 55 of this proxy statement.

We sent a Proxy Statement to shareholders of record at the close of business on March 1, 2016, together with an accompanying form of proxy card and Annual Report, or a Notice of Internet Availability of Proxy Materials (Notice) on or about March 16, 2016.

Our 2016 Proxy Statement and Annual Report for the year ended December 31, 2015, are available at www.envisionreports.com/psa. Instructions on how to receive a printed copy of our proxy materials are included in the Notice, as well as in this Proxy Statement.

The shareholders of record of Public Storage common shares of beneficial interest at the close of business on March 1, 2016 will be entitled to vote at the meeting or any postponements or adjournments thereof.

Whether or not you expect to attend, we urge you to sign, date and promptly return the proxy card in the enclosed postage prepaid envelope or vote via telephone or the Internet in accordance with the instructions on the enclosed proxy card. If you attend the meeting, you may vote your shares in person, which will revoke any prior vote.

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2016 Proxy Summary

2016 Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not  contain all the information you should consider, and you should read the entire proxy statement carefully before voting.

Proxy statement

Your vote is very important. The Board of Trustees (the Board) of Public Storage (the Company or Public Storage) is requesting that you allow your Public Storage common shares of beneficial interest (the Common Stock) to be represented at the annual meeting by the proxies named on the proxy card.

This proxy statement is being sent or made available to you in connection with this request and has been prepared for the Board by our management. This proxy statement is being sent and made available to our shareholders on or about March 16, 2016.

Annual meeting overview

MATTERS TO BE VOTED ON

The Board recommends you vote FOR each trustee nominee and FOR each of the following proposals (for more information, see pages referenced):

1.	Election of trustees	6

2.	Advisory vote to approve executive compensation	20

3.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2016	43

4.	Approval of 2016 Equity and Performance-Based Incentive Compensation Plan	46

5.	Any other matters that may properly be brought before the meeting

Public Storage • 2016 Proxy Statement • 1

2016 Proxy Summary

Election of Trustees

The Board of Trustees has nominated the eight incumbent trustees listed below for re-election. If re-elected by shareholders at our annual meeting, they will be expected to serve until next year’s annual meeting.

The Board of Trustees has nominated eight trustees, five of whom are independent.

Nominee	Age	Principal Occupation	Trustee Since	Committee Membership

Ronald L. Havner, Jr.	58	Chairman, Chief Executive Officer and President of Public Storage	2002

Tamara Hughes Gustavson	54	Real Estate Investor; Philanthropist	2008

Uri P. Harkham	67	Chief Executive Officer of Harkham Family Enterprises	1993	Compensation

B. Wayne Hughes, Jr.	56	Founder of American Commercial Equities, LLC	1998

Avedick B. Poladian	64	Executive Vice President and Chief Operating Officer of Lowe Enterprises, Inc.	2010	Audit (Chair) and Nominating/Corporate Governance (Chair)

Gary E. Pruitt (Lead Independent Trustee)	66	Retired Chairman and Chief Executive Officer of Univar N.V.	2006	Audit and Nominating/ Corporate Governance

Ronald P. Spogli	67	Co-Founder of Freeman Spogli & Co.; Former Ambassador to the Italian Republic and the Republic of San Marino	2010	Compensation and Nominating/Corporate Governance

Daniel C. Staton	63	Chairman and Managing Director of Staton Capital LLC	1999	Compensation (Chair) and Audit

Public Storage • 2016 Proxy Statement • 2

2016 Proxy Summary

Performance and Compensation Highlights

●	Public Storage continued its strong performance in 2015 under the leadership of our CEO Ron Havner and the Company’s senior management, supported by the oversight of our Board of Trustees.

●	Below are highlights relating to the Company’s performance and compensation program.

Strong 2015 performance continues to support sustained shareholder value	●	We delivered 38.3% in total shareholder return (TSR) in 2015, following 27% in 2014. Over the last decade, our TSR has been 17% per year vs. 7% for the S&P 500 companies.
	●	We paid record dividends of $6.50 per share, our 139th consecutive quarterly dividend.
	●	U.S. same store revenues grew by 6.5%.
	●	Core FFO per common share grew by 10.0%.
	●	Free cash flow per common share increased by 12.0%.
We maintain a fortress balance sheet with a focus on cost controls	●	Our debt to EBITDA ratio is the lowest in the self-storage industry.
	●	We have capital resources many times in excess of our ongoing capital needs.
	●	We continue to enjoy the lowest ratio of general and administrative expense to total revenues in the self-storage industry.
	●	We are one of the two REITs with the highest credit rating in the REIT industry.

Our compensation program is rigorous and long-term focused	●	Our compensation program reflects the Board’s philosophy of paying for performance and incentivizing our executive officers to create long-term shareholder value.
	●	Over 77% of the compensation for our named executive officers (named executive officers or NEOs) is “at risk” and tied to the achievement of performance goals that are key drivers to the success of our business.
	●	Since 2012, equity award grants to named executive officers vest over at least five years, and will vest over eight years starting with the 2016 grants for 2015 performance.
	●	We have strong stock ownership guidelines, which are exceeded by all of our named executive officers who have been with the Company for at least five years.
CEO pay level reflects our performance	●	Our CEO and the other named executive officers delivered strong results for the Company as a whole and across all of our business segments.
	●	Our philosophy towards CEO compensation has remained unchanged since 2012.
	●	Almost 80% of the 18.2% increase in the value of our CEO’s total 2015 compensation over 2014 levels[1] is attributable entirely to price appreciation in the Company’s stock.

We have a strong governance structure	●	Our Lead Independent Trustee provides many of the corporate governance checks and balances that would be performed by an independent, non-employee Chairman of the Board.
●

Our Board and its committees maintained strong oversight over our management and business in holding a total of 16 meetings and calls on financial and operational results, governance, compensation and other topics.

  1 As reported in the Summary Compensation Table and its footnotes on page 33.

Public Storage • 2016 Proxy Statement • 3

2016 Proxy Summary

Approval of 2016 Equity and Performance-Based Compensation Plan

Public Storage’s 2007 Equity and Performance-Based Compensation Plan, as amended (the 2007 Plan), is the Company’s current equity and performance-based compensation plan. It was last amended pursuant to shareholder approval in 2014 to increase (i) the number of shares available for issuance as expected to be needed through the remaining term of the 2007 Plan based on historical rates of grant and (ii) the limit on individual annual incentive awards.

The primary purpose of voting on the 2016 Equity and Performance-Based Compensation Plan (the 2016 Plan) at the 2016 Annual Meeting is to give our shareholders the opportunity to review and approve it before the 2007 Plan expires on February 25, 2017 in advance of our 2017 Annual Meeting. The total number of common shares proposed to be reserved for issuance under the 2016 Plan is 2,453,000. That number consists of 2,000,000 new shares that are being submitted to our shareholders for approval, and the approximately 453,000 shares remaining under the 2007 Plan (as of March 1, 2016), which will be carried over and subsumed under the 2016 Plan once it is approved and adopted.

We believe that voting in favor of the 2016 Plan is important as it preserves the Company’s ability to grant equity awards, which is an integral component of the Company’s efforts to attract key employees and align their long-term economic interests with those of our shareholders. Without such approval, the Company would lose a critical shareholder alignment feature of our compensation framework.

The 2016 Plan is an amendment and restatement of the 2007 Plan and is organized around three key considerations that we believe shareholders should focus on in their evaluation:

1.	We use shares responsibly, as the average rate at which we grant common shares is well below the “burn rate” benchmark that Institutional Shareholder Services (ISS) has set for the Company’s industry.

2.	Our equity practices promote the long-term interests of our shareholders and create a culture of success for our employees.

3.	Our equity program reinforces individual accountability through strong recovery provisions.

In addition, a significant portion of our CEO compensation is performance-based. And as illustrated in the following charts, total CEO compensation has remained relatively constant over the last five years1, a period in which:

●	Core FFO per share increased by an aggregate of more than 50%;

●	Free Cash Flow per share increased by an aggregate of more than 53%;

●	dividends per share increased by an aggregate of more than 78%;

●	Core FFO per share and Free Cash Flow per share, which we consider to be the two key drivers of our business, increased each year; and

●	dividends per share, an important measure of return to shareholders, increased each year.

[1]	The stock awards granted to Mr. Havner in 2012 for 2011 performance, reported as 2012 compensation in our previous proxy statements as required under applicable SEC rules, were re-classed to 2011 compensation for purposes of these comparisons.

Public Storage • 2016 Proxy Statement • 4

2016 Proxy Summary

Public Storage • 2016 Proxy Statement • 5

Proposal 1:

Election of Trustees

Our Board of Trustees has nominated eight trustees, who, if elected by shareholders at our annual meeting, will be expected to serve until next year’s annual meeting. All nominees are currently trustees of the Company.

RECOMMENDATION: Vote FOR all nominees

Public Storage • 2016 Proxy Statement • 6

Proposal 1

Proposal 1 – Election of trustees

Executive Summary

The Nominating/Corporate Governance Committee recommended and the Board has nominated each of our eight incumbent trustees for re-election to the Board for the one-year term beginning with our 2016 Annual Meeting, or until their successors, if any, are elected or appointed. We believe that each nominee for election as a trustee will be able to serve if elected.

We believe that each nominee has the skills, experience and personal qualities the Board seeks in its trustees and that the combination of these nominees creates an effective Board that functions well and serves the best interests of Public Storage and our shareholders.

The Board is responsible for overseeing management and providing sound governance on behalf of the shareholders. Risk management oversight is a key priority. The Board carries out its responsibilities through highly capable trustees, the Lead Independent Trustee, a strong committee structure and adherence to our corporate governance principles.

Trustee Nomination and Selection Criteria

In evaluating potential candidates for service on the Board, the Nominating/Corporate Governance Committee and the Board have and exercise broad discretion to select trustee candidates who will best serve the Board and Public Storage in the current and anticipated business environment.

The goal in the vetting and nomination process is to achieve an appropriate balance of knowledge, experience and capability on the Board. The Board, through the Nominating/Corporate Governance Committee, considers the following experience, qualifications, attributes and skills of both potential trustee nominees and existing members of the Board:

●	Senior leadership experience
●	Accounting/financial expertise
●	Public company board experience
●	Industry experience
●	Operational management
●	International markets
●	Capital markets/banking
●	Government
●	Legal and regulatory compliance
●	Diversity (gender, race, nationality and other attributes)

Our trustee nominees have qualifications, skills and experience relevant to our business. Each trustee nominee has experience, mainly at senior executive levels, in other organizations, and a majority of the trustee nominees hold or have held directorships at other U.S. public companies.

Four of our trustee nominees, in addition to our CEO, have served as chief executive officers, and all have demonstrated superb leadership, intellectual and analytical skills gained from deep experience in management and corporate governance.

Public Storage • 2016 Proxy Statement • 7

Proposal 1

Nominees’ Qualifications and Experience

The Nominating/Corporate Governance Committee has nominated the eight incumbent trustees listed below for re-election. All of the nominees are currently serving as trustees. The Board believes that these nominees provide Public Storage with the combined skills, experience and personal qualities needed for an effective and engaged Board. We recommend that you vote FOR each nominee.

The Nominating/Corporate Governance Committee has nominated eight trustees, five of whom are independent.

Nominee	Age	Principal Occupation	Trustee Since	Committee Membership

Ronald L. Havner, Jr.	58	Chairman, Chief Executive Officer and President of Public Storage	2002

Tamara Hughes Gustavson	54	Real Estate Investor; Philanthropist	2008

Uri P. Harkham	67	Chief Executive Officer of Harkham Family Enterprises	1993	Compensation

B. Wayne Hughes, Jr.	56	Founder of American Commercial Equities, LLC	1998

Avedick B. Poladian	64	Executive Vice President and Chief Operating Officer of Lowe Enterprises, Inc.	2010	Audit (Chair) and Nominating/Corporate Governance (Chair)

Gary E. Pruitt (Lead Independent Trustee)	66	Retired Chairman and Chief Executive Officer of Univar N.V.	2006	Audit and Nominating/ Corporate Governance

Ronald P. Spogli	67	Co-Founder of Freeman Spogli & Co.; Former Ambassador to the Italian Republic and the Republic of San Marino	2010	Compensation and Nominating/Corporate Governance

Daniel C. Staton	63	Chairman and Managing Director of Staton Capital LLC	1999	Compensation (Chair) and Audit

Public Storage • 2016 Proxy Statement • 8

Proposal 1

Ronald L. Havner, Jr., 58

Trustee since 2002

Chairman, Chief Executive Officer and President of Public Storage

TRUSTEE QUALIFICATION HIGHLIGHTS

● Extensive leadership experience ● Extensive Company and industry knowledge

Mr. Havner has been Chairman and Chief Executive Officer of Public Storage since August 2011 and November 2002, respectively. Mr. Havner joined Public Storage in 1986 and has held a variety of senior management positions. Mr. Havner has been Chairman of the Board of Public Storage’s affiliate, PS Business Parks, Inc. (PS Business Parks) since March 1998. Mr. Havner also serves as a director of AvalonBay Communities, Inc. and California Resources Corp. Mr. Havner was the 2014 Chairman of the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. (NAREIT).

Mr. Havner’s qualifications for the Board include his extensive leadership experience and Company and industry knowledge. As the only trustee who is also a member of the Public Storage executive management team, Mr. Havner provides management’s perspective in Board discussions about the operations and strategic direction of the Company.

In considering the nomination of Mr. Havner for re-election to the Board, the Nominating/Corporate Governance Committee and the Board considered each of the qualifications above, including Mr. Havner’s experience in having served as our Chairman since 2011, our Chief Executive Officer since 2002, and as Chairman and former Chief Executive Officer of PS Business Parks, in which we own a 42% interest.

The Nominating/Corporate Governance Committee and the Board also considered whether Mr. Havner’s role as Chairman of PS Business Parks and his service on two other public company boards would enable him to commit sufficient focus and time to perform responsibly his duties as a trustee of Public Storage. In determining that these other commitments would not prevent him from responsibly performing these duties, the Nominating/Corporate Governance Committee and the Board considered the substantial overlap between his duties as Chief Executive officer and Chairman of Public Storage and his duties as a director of PS Business Parks, particularly given Public Storage’s 42% ownership of PS Business Parks, the fact that PS Business Parks’ financial results are reflected in Public Storage’s financial statements under the equity method of accounting, and the contractual relationships between Public Storage and PS Business Parks, including the management agreement, property management agreement, license agreement and cost sharing and administration services agreement. In addition, Mr. Havner was the President and CEO of PS Business Parks from 1997 to 2002.

Given this substantial overlap in duties, the Nominating/Corporate Governance Committee and the Board treated his board service for Public Storage and PS Business Parks as a single directorship for purposes of assessing the number of public company boards to which he is committed. In doing so, the Nominating/Corporate Governance Committee and the Board recognized that in 2013, a proxy advisory firm that represents certain of our shareholders increased the percentage ownership required for treating parent/subsidiary directorships as a single directorship from 20% to 50%, and that therefore this firm may treat these as two directorships for purposes of applying its policies. However, for the reasons noted above the Nominating/Corporate Governance Committee and the Board determined that the facts and circumstances in this particular case warranted treating Mr. Havner’s board service for Public Storage and PS Business Parks as a single directorship.

Public Storage • 2016 Proxy Statement • 9

Proposal 1

Tamara Hughes Gustavson, 54

Trustee since 2008

Real Estate Investor; Philanthropist

TRUSTEE QUALIFICATION HIGHLIGHTS

●	Previous managerial experience at the Company
●	Ongoing investment and charitable board experience

Ms. Gustavson joined the Board in November 2008. She was previously employed by Public Storage from 1983 to 2003, serving most recently as Senior Vice President–Administration. During the past five years, Ms. Gustavson has been supervising her personal business investments and engaged in charitable activities. Ms. Gustavson also serves on the Board of Trustees of the William Lawrence and Blanche Hughes Foundation and the Board of Trustees of the University of Southern California. Ms. Gustavson is our largest single shareholder and a member of the Hughes family (the Hughes Family) that collectively owns approximately 14.3% of the Company’s Common Stock. She is the sister of B. Wayne Hughes, Jr., also a trustee, and the daughter of B. Wayne Hughes, Chairman Emeritus and the Company’s Co-Founder.

Ms. Gustavson’s qualifications for election to the Board include her previous managerial experience at Public Storage and her ongoing investment and charitable board experience. And as the largest individual shareholder of the Company, Ms. Gustavson provides the Board with a shareholder’s perspective in Board discussions about the operations and strategic direction of the Company.

Uri P. Harkham, 67

Trustee since 1993

Compensation Committee

Chief Executive Officer of Harkham Family Enterprises

TRUSTEE QUALIFICATION HIGHLIGHTS

●	Extensive experience in the real estate industry
●	Knowledge of international business operations

Mr. Harkham is a member of the Compensation Committee and became a member of the Board in March 1993. Since 1978, Mr. Harkham has been the Chief Executive Officer of Harkham Family Enterprises, a real estate firm specializing in buying and rebuilding retail and mixed use real estate throughout Southern California. Until his retirement in 2011, Mr. Harkham was also President and Chief Executive Officer of Harkham Industries, which specialized in the design, manufacture and marketing of women’s clothing under its four labels, Harkham, Hype, Jonathan Martin and Johnny Martin, since its organization in 1974. Mr. Harkham still serves as a consultant in the retail and fashion industry.

Mr. Harkham’s qualifications for election to the Board include his extensive real estate experience and experience with consumer businesses. He also brings to the Board his leadership experience as the Chief Executive Officer of Harkham Industries and Harkham Family Enterprises and his knowledge of international business operations.

Public Storage • 2016 Proxy Statement • 10

Proposal 1

B. Wayne Hughes, Jr., 56

Trustee since 1998

Founder of American Commercial Equities, LLC

TRUSTEE QUALIFICATION HIGHLIGHTS

●	Extensive experience in the real estate industry
●	Active role in Hughes family real estate investment activities

Mr. Hughes, Jr. became a member of the Board in January 1998. He was employed by Public Storage from 1983 to 2002, serving as Vice President–Acquisitions of Public Storage from 1992 to 2002. Mr. Hughes, Jr. is the founder and an officer of American Commercial Equities, LLC and its affiliates, companies engaged in the acquisition and operation of commercial properties in California. He is the brother of Tamara Hughes Gustavson, also a trustee, and the son of B. Wayne Hughes, Chairman Emeritus and the Company’s Co-Founder. The Hughes Family together owns approximately 14.3% of the Company’s Common Stock.

Mr. Hughes, Jr.’s qualifications for election to the Board include his extensive experience in the real estate industry, including previous management experience at Public Storage. He continues to play an active role in family real estate investment activities and brings that expertise to Board discussions.

Avedick B. Poladian, 64

Trustee since 2010

Audit Committee (Chair)

Nominating/Corporate Governance Committee (Chair)

Executive Vice President and Chief Operating Officer of Lowe Enterprises, Inc.

TRUSTEE QUALIFICATION HIGHLIGHTS

●	Accounting and financial expertise and other public company board experience
●	Extensive knowledge of real estate industry

Mr. Poladian is Chair of the Audit Committee of our Board (the Audit Committee) and the Nominating/Corporate Governance Committee. He became a member of the Board in February 2010. Since 2007, Mr. Poladian has been Executive Vice President and Chief Operating Officer for Lowe Enterprises, Inc., a diversified national real estate company that he joined in 2003. Mr. Poladian was with Arthur Andersen from 1974 to 2002 and is a certified public accountant (inactive). He serves as a director of two funds managed by Western Asset Management Funds, a director of Occidental Petroleum Corporation, and a director of California Resources Corp. Mr. Poladian is also a member of the Board of Councilors of the University of Southern California School of Policy, Planning and Development, the Board of Advisors of the Ronald Reagan UCLA Medical Center and the YMCA of Metropolitan Los Angeles.

Mr. Poladian qualifies as one of the Company’s Audit Committee financial experts and provides the Board expert perspective in financial management and analysis. Having served in a senior management position at one of the world’s largest accounting firms, combined with his experience as Chief Operating Officer and Chief Financial Officer of a diversified real estate company, Mr. Poladian has extensive knowledge of the real estate industry, key business issues, including personnel and asset utilization, in addition to all aspects of fiscal management. Through his experience with other public companies, Mr. Poladian brings valuable insight into our business and corporate governance generally.

Public Storage • 2016 Proxy Statement • 11

Proposal 1

Gary E. Pruitt, 66 (Lead Independent Trustee)

Trustee since 2006

Audit Committee

Nominating/Corporate Governance Committee

Retired Chairman and Chief Executive Officer of Univar N.V.

TRUSTEE QUALIFICATION HIGHLIGHTS

●	Leadership as Chairman and Chief Executive Officer
●	Accounting and financial expertise and other public company board experience

Mr. Pruitt is the Lead Independent Trustee of the Board and a member of the Audit Committee and the Nominating/Corporate Governance Committee. He became a member of the Board in August 2006 in connection with the merger of Shurgard Storage Centers, Inc. with Public Storage. Mr. Pruitt retired as Chairman of Univar N.V. (Univar), a chemical distribution company based in Bellevue, Washington, with distribution centers in the United States, Canada and Europe in 2010 and retired as Chief Executive Officer in October 2009. He joined Univar in 1978. Previously, Mr. Pruitt was a chartered accountant with Arthur Andersen from 1973 through 1977. Mr. Pruitt is a member of the Board of Directors of PS Business Parks, Itron, Inc. (a global technology company) and Esterline Technologies Corp. (a specialized manufacturing company)—all companies listed on the New York Stock Exchange (NYSE).

Mr. Pruitt’s qualifications for election to the Board include his leadership and financial experience as Chairman and Chief Executive Officer of a multi-national company and all the business attributes required of that position, along with operational and manufacturing expertise through his various other management positions held with Univar. Mr. Pruitt’s public accounting financial background qualifies him as one of the Company’s Audit Committee financial experts and provides the Board expert perspective in financial management and analysis. His other public company board experiences also provide strategic and global perspectives on our business.

Ronald P. Spogli, 67

Trustee since 2010

Compensation Committee

Nominating/Corporate Governance Committee

Co-Founder of Freeman Spogli & Co.; Former Ambassador to the Italian Republic and the Republic of San Marino

TRUSTEE QUALIFICATION HIGHLIGHTS

●	Broad ranging investment banking and board executive experience
●	Experience in government and international relations

Mr. Spogli is a member of the Compensation Committee and the Nominating/Corporate Governance Committee. He became a member of the Board in February 2010. Mr. Spogli co-founded Freeman Spogli & Co. (Freeman Spogli), a private investment firm, in 1983. He served as the United States Ambassador to the Italian Republic and the Republic of San Marino from August 2005 until February 2009. Mr. Spogli is a trustee of Stanford University and of the J. Paul Getty Trust, a member of the Investment Committee of the California Institute of Technology, a director of Grandpoint Capital Inc., a bank holding company, a member of the Board of Directors of SAVE, S.p.A., which operates the Venice Marco Polo Airport, and a member of the Board of Directors of White Bridge Investments, an Italian investment company.

Mr. Spogli’s qualifications for election to the Board include his broad-ranging board and executive responsibilities for a variety of companies engaged in consumer businesses in which the firm of Freeman Spogli has investments. In addition, Mr. Spogli’s experience in government and international relations provides helpful insight in the European countries where Public Storage has investments.

Public Storage • 2016 Proxy Statement • 12

Proposal 1

Daniel C. Staton, 63

Trustee since 1999

Compensation Committee (Chair)

Audit Committee

Chairman and Managing Director of Staton Capital LLC

TRUSTEE QUALIFICATION HIGHLIGHTS

●	Extensive experience in the real estate industry
●	Leadership, operational and financial experience

Mr. Staton is Chairman of the Compensation Committee and a member of the Audit Committee, and he became a member of the Board in March 1999. Mr. Staton founded Staton Capital LLC, an investment and venture capital firm, in 2003 and serves as Chairman and Managing Director. From November 2004 until December 2013, Mr. Staton was the Chairman and Co-Chief Executive Officer of FriendFinder Networks Inc., a print and electronic media Company. Mr. Staton has served as Chairman and Director of Armour Residential REIT (NYSE: ARR) (Armour) since 2009 and served as President and Chief Executive Officer of Enterprise Acquisition Corp. from its inception in 2007 until its merger with Armour Residential REIT. Mr. Staton has also served as Chairman of the Board of Javelin Mortgage Investment Corp (NYSE: JMI) (Javelin), a mortgage REIT, since 2012.

Mr. Staton’s qualifications for election to the Board include his extensive real estate industry experience. He also brings his leadership, operational and financial experience as Chairman of Armour and Javelin to the Board. Mr. Staton’s extensive financial investment experience qualifies him as one of the Company’s Audit Committee financial experts. His other public company board experiences provide strategic and operational perspectives on our business.

Public Storage • 2016 Proxy Statement • 13

Proposal 1

Corporate Governance and Board Matters

Corporate Governance Framework

Our Board has adopted the following corporate governance documents, which establish the framework for our corporate governance and outline the general practices of our Board with respect to Board structure, function and conduct, and Board and committee organization:

●	Corporate Governance Guidelines and Trustee Code of Ethics (the Corporate Governance Guidelines)

●	Charter

●	Bylaws (the bylaws)

●	Charters of our standing committees of the Board (the Committee Charters)

●	Code of Conduct applicable to our trustees, officers and employees (the Code of Conduct)

●	Code of Ethics for our senior financial officers (the Code of Ethics)

Our Corporate Governance Guidelines and Code of Conduct are reviewed at least annually by the Nominating/Corporate Governance Committee, which makes recommendations for any changes to the Board.

In February 2016, the Board approved and adopted updates to the Corporate Governance Guidelines to (i) incorporate the trustee and executive officer stock ownership guidelines that the Board previously implemented in March 2015 (see “Stock Ownership Guidelines” on page 19) and (ii) conform to the updated Code of Conduct.

The Code of Conduct is the successor policy to and replaces the previous Business Conduct Standards applicable to our officers and employees, and was approved and adopted by our Board in December 2015. Among other changes, the Code of Conduct restates the policy in plain English and reorganizes its structure to improve readability and user-friendliness, and incorporates real-life scenarios, graphics and sidebars to aid comprehension and enhance reader interest and engagement.

The Board also approved a new anti-hedging provision to our securities trading policy. This new provision prohibits trustees, officers and employees from directly or indirectly engaging in hedging against future declines in the market value of any securities of the Company. The objective of this policy is to enhance alignment between the interests of our trustees, officers and employees and those of our shareholders.

You can access our current Corporate Governance Guidelines, Code of Conduct, Code of Ethics and Committee Charters in the “Investor Relations” section of our website, www.publicstorage.com, or by writing to Public Storage, 701 Western Avenue, Glendale, California 91201-2349, Attention: Corporate Secretary. We will disclose any amendments or waivers to the Code of Ethics on our website or in accordance with Securities and Exchange Commission (SEC) and NYSE requirements.

Board Leadership

Our Board recognizes that one of its key responsibilities is to determine the optimal leadership structure to provide effective oversight of management. As a result, the Board does not have a policy as to whether the roles of Chairman and Chief Executive Officer should be combined or separated. Rather, the Board believes that Public Storage shareholders are best served by the Board having flexibility to consider the relevant facts and circumstances when a Chairman is elected, to ensure that the Board leadership structure best reflects the needs of the Company at that time.

As such, in August 2011 when the Board elected Ronald L. Havner, Jr. as Chairman of the Board following the retirement of B. Wayne Hughes, the Company’s co-founder, Chief Executive Officer and Chairman, as a result of Mr. Hughes having reached the mandatory retirement age for Board members, the Board determined to combine the roles of Chairman and Chief Executive Officer based in large part on the experience and qualifications of Mr. Havner. The Board also considered that many advantages of separating the roles of Chairman and Chief Executive Officer could be met in significant part by the appointment of a “Lead Independent Trustee” for the Board (as discussed below).

Lead Independent Trustee

Our Board established the position of Lead Independent Trustee in 2011 to provide for an independent leadership role on the Board when the roles of Chairman and Chief Executive Officer were combined. We describe more fully the role of the Lead Independent Trustee in our Corporate Governance Guidelines. Among other things, the Lead Independent Trustee presides at all executive sessions of the non-management trustees and the independent trustees.

Our Lead Independent Trustee is Gary Pruitt, who was re-appointed in 2014 to serve in that capacity for a three-year term expiring in November 2017.

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Chairman Emeritus

Following his retirement as Chairman, Mr. Hughes continued to serve as Chairman Emeritus and Co-Founder, which has enabled the Board to continue to avail itself of his wisdom, judgment and experience.

Consulting Arrangement

Pursuant to a consulting arrangement approved by the Compensation Committee and the disinterested trustees in March 2004, Mr. Hughes (1) agreed to be available for up to 50 partial days a year for consulting services, (2) receives compensation of $60,000 per year and the use of a Company car and (3) is provided with the services of an executive assistant at the Company’s headquarters. This consulting arrangement was extended in 2015 through December 31, 2016.

Board Responsibilities and Oversight of Risk Management

Our Board is responsible for overseeing our Company-wide approach to major risks and our policies for assessing and managing these risks

Our Board regularly receives presentations from management on areas of risk facing our business. Our Board and management actively engage in discussions about these potential and perceived risks to the business.

In addition, three standing Board committees assist our Board in its oversight responsibilities. These committees have assigned areas of oversight responsibility for different matters, as more fully described in the Committee Charters and as required by the NYSE.

Our Audit Committee assists in the Board’s oversight of the integrity of our financial statements and risks and exposures related to financial matters, tax, accounting, disclosure and internal controls over financial reporting. Our Audit Committee is also responsible for considering the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee also considers our Company policies on risk assessment and risk management.

Our Compensation Committee oversees the compensation of our Chief Executive Officer and other executive officers and evaluates the appropriate compensation incentives to motivate senior management to grow long-term shareholder returns without taking undue risks.

Our Nominating/Corporate Governance Committee focuses on risks associated with trustee and management succession planning, corporate governance and overall Board effectiveness.

These three Board committees also hear reports from members of management, which help each committee to understand and discuss risk identification and risk management. The chair of each of the Board’s standing committees reports on its committee’s discussion to the full Board at the following Board meeting. All trustees have access to members of management if a trustee wishes to follow up on items discussed outside the Board meeting.

Board Orientation and Education

Each new trustee participates in an orientation program and receives materials and briefings concerning our business, industry, management and corporate governance policies and practices. We provide continuing education for all trustees through board materials and presentations, discussions with management and the opportunity to attend external board education programs. In addition, all Board members have access to resources of the National Association of Corporate Directors through a Company membership.

Trustee Independence

Our Board evaluates the independence of each trustee annually based on information supplied by trustees and the Company and on the recommendations of the Nominating/Corporate Governance Committee. In making its determinations, our Board also considers the standards for independence set forth in the NYSE rules. A trustee qualifies as independent unless the Board determines that the trustee has a material relationship with Public Storage, based on all relevant facts and circumstances, subject to the NYSE rules. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Based on its review in February 2016, the Nominating/ Corporate Governance Committee recommended to the Board and the Board determined that:

●

except for Tamara Hughes Gustavson, B. Wayne Hughes, Jr. and Ronald L. Havner, Jr., each member of the Board (including each member of the Audit Committee, the Compensation Committee and the Nominating/ Corporate Governance Committee) is independent under the rules of the NYSE;

●	each member of the Audit Committee meets the additional independence requirements set forth in Section 10A(m)(3) of the Securities Exchange Act of

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1934, as amended (the Exchange Act) and the SEC’s rules thereunder;

●	each member of the Compensation Committee meets the NYSE’s heightened independence requirements for compensation committee members; and

●

each member of the Compensation Committee qualifies as a “non-employee” director for purposes of Rule 16b-3 under the Exchange Act and as an “outside director” for purposes of Section 162(m) (Section 162(m)) of the Internal Revenue Code of 1986, as amended (the Code).

Committees of the Board

Our Board has three standing committees: the Audit Committee, the Nominating/Corporate Governance Committee and the Compensation Committee. These standing committees, the committee members and the number of meetings held in 2015 are described below.

Each of the standing committees operates pursuant to a written charter, which can be viewed in the “Investor Relations” section of our website, www.publicstorage.com, and will be provided in print to any shareholder who requests a copy by writing to the Corporate Secretary.

Audit Committee

The primary functions of our Audit Committee, as set forth in its charter, are to assist our Board in fulfilling its responsibilities for oversight of:

●	the integrity of the Company’s financial statements;

●	compliance with legal and regulatory requirements;

●	the qualifications, independence and performance of the independent registered public accounting firm; and

●	the scope and results of internal audits, the Company’s internal controls over financial reporting and the performance of the Company’s internal audit function.

Compensation Committee

The primary functions of our Compensation Committee, as set forth in its charter, are to:

●	determine, either as a committee or together with other independent trustees, the compensation of the Company’s Chief Executive Officer;

●	determine the compensation of other executive officers;
●	administer the Company’s equity and incentive compensation plans;

●

review and discuss with management the Compensation Discussion and Analysis (the CD&A) to be included in the proxy statement and to recommend to the Board inclusion of the CD&A in the Company’s Annual Report on Form 10-K and annual proxy statement;

●	provide a description of the processes and procedures for the consideration and determination of executive compensation for inclusion in the Company’s annual proxy statement;

●	produce the Compensation Committee Report for inclusion in the Company’s annual proxy statement;

●	review with management management’s annual assessment of potential risks related to compensation policies and practices applicable to all employees; and

●	oversee the advisory shareholder votes on the Company’s executive compensation programs and policies and the frequency of such votes, and evaluate the Compensation Committee’s performance annually.

Our Compensation Committee also periodically reviews compensation of non-management trustees and makes recommendations to the full Board, which determines the amount of such compensation.

During 2015, our Compensation Committee made all compensation decisions for our executive officers, including the named executive officers, as set forth in the Summary Compensation Table below.

In 2014, our Compensation Committee engaged in an extensive and detailed review and conducted a series of robust discussions on the appropriate level of Board compensation to ensure the Company is competitive with market practices, which led to the Compensation Committee recommending to the Board a change in compensation. This change is more fully discussed below under “Compensation of Trustees.”

Our Compensation Committee has the authority to delegate any of its authority or responsibilities to individual members of the Compensation Committee or a subcommittee of the Compensation Committee. However, the Compensation Committee did not delegate any of its responsibilities during 2015. Our Compensation Committee also has the sole authority to retain outside compensation consultants for advice, and engaged F.W. Cook & Co., Inc. (FW Cook) in 2015 to prepare a market compensation survey for certain named executive officer roles. In addition, the Company relies on

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publicly available information about senior executive compensation at similar companies.

Compensation Committee Interlocks and Insider Participation. No executive officer of Public Storage served on the compensation committee or board of any other entity which has an executive officer who also served on the Compensation Committee or Board of Public Storage at any time during 2015, and no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K.

Oversight of Compensation Risks. With respect to consideration of risks related to compensation, the Compensation Committee annually considers a report from management concerning its review of potential risks related to compensation policies and practices applicable to all employees. Most recently, in February 2016, the Compensation Committee considered the annual report and also considered and discussed with management management’s conclusion that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on our Company.

In connection with preparing the report for the Compensation Committee’s consideration, members of our senior management team, including our Chief Executive Officer and Chief Human Resources Officer, reviewed the target metrics for all of our employee incentive compensation plans. At the completion of the review, management and the Compensation Committee concluded that the incentive compensation plans did not create undue risks for the Company. As a result, we believe there is little motivation or opportunity for employees to take undue risks to earn incentive compensation awards.

Nominating/Corporate Governance Committee

The primary functions of the Nominating/Corporate Governance Committee, as set forth in its charter, are to:

●	identify, evaluate and make recommendations to the Board for trustee nominees for each annual shareholder meeting or to fill any vacancy on the Board;

●	develop and review and assess the adequacy of the Corporate Governance Guidelines on an ongoing basis and recommend to the Board any changes; and

●	oversee the annual Board assessment of Board performance.

Other duties and responsibilities of our Nominating/Corporate Governance Committee include periodically reviewing the structure, size, composition and operation of the Board and each Board committee; recommending assignments of trustees to Board committees; conducting a preliminary review of trustee independence; periodically evaluating trustee compensation and recommending to the Board any changes in trustee compensation; overseeing trustee orientation; periodically evaluating risks associated with trustee and management succession planning, corporate governance and overall Board effectiveness; and annually evaluating its charter and performance.

Trustee Qualifications. Our Nominating/Corporate Governance Committee is responsible under our Corporate Governance Guidelines for reviewing with the Board the skills and characteristics required of Board members in the context of the current composition of the Board. This assessment includes trustees’ qualifications as independent and consideration of skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision and experience, all in the context of the perceived needs of the Board at that time.

Our Board has delegated to the Nominating/Corporate Governance Committee responsibility for recommending to the Board new trustees for election. Although the Nominating/Corporate Governance Committee does not have and does not believe there is a need for a formal policy concerning diversity, it seeks to ensure that a diversity of different experience and viewpoints are represented on the Board and is also guided by the principles set forth in the Nominating/Corporate Governance Committee’s charter.

We do not have any other policies or guidelines that limit the selection of trustee candidates by the Nominating/Corporate Governance Committee, and the Nominating/Corporate Governance Committee and the Board have and continue to exercise broad discretion to select trustee candidates who will best serve the Board and Public Storage in the current and anticipated business environment.

Communications with the Board

We provide a process by which shareholders and interested parties may communicate with our Board. Communications to our Board should be addressed to: Public Storage, 701 Western Avenue, Glendale, California 91201-2349, Attention: Corporate Secretary. Communications that are intended for a specified individual Board member or group of Board members should be addressed c/o Corporate Secretary at the above address and will be forwarded to the Board member(s).

Board and Committee Meetings and Attendance

The Board meets at regularly scheduled intervals and may hold additional special meetings as necessary or desirable in

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furtherance of its oversight responsibilities. The non-management trustees generally meet in executive sessions without the presence of management following each regularly scheduled Board meeting. The sessions are designed to encourage open Board discussion of any matter of interest without the Chief Executive Officer or any other members of management present.

During the year ended December 31, 2015, the full Board held four in-person meetings and one special meeting. Each trustee, with the exception of Ms. Gustavson, attended at least 80% of the total number of meetings of the Board held during 2015 and at least 91% of the total number of meetings held during 2015 by all committees of the Board on which he or she served during the period of his or her service. Ms. Gustavson was not able to attend (i) one in-person meeting of the Board, which she planned to attend telephonically but was not able to due to unforeseen telecommunications issues, and (ii) one special meeting, for which she had a conflicting previously-scheduled family commitment that she was not able to reschedule and which the Company was not able to reschedule in light of Ms. Gustavson’s conflict. All of our eight trustees attended the 2015 annual meeting of shareholders.

The following table summarizes the membership of the Board’s standing committees and the number of meetings held by each committee in 2015.

Board Committee Membership and 2015 Meetings

Trustee	Audit	Compensation	Nominating/Corporate Governance

Ronald L. Havner, Jr.

Tamara Hughes Gustavson

Uri P. Harkham		Member

B. Wayne Hughes, Jr.

Avedick B. Poladian	Chair		Chair

Gary E. Pruitt (Lead Independent Trustee)	Member		Member

Ronald P. Spogli		Member	Member

Daniel C. Staton	Member	Chair

Number of Meetings in 2015	4	3	4

Compensation of Trustees

General Compensation Arrangements

Compensation for non-management trustees who are not officers or employees of Public Storage or an affiliate (currently, all trustees other than Ronald L. Havner, Jr.) is set by the Board after consideration of the recommendations of the Compensation Committee. The Board has approved the mix of cash and equity compensation described below.

Retainers

Retainers are paid quarterly in cash and are pro-rated when a trustee joins the Board (or in the case of the Lead Independent Trustee, when an appointment is made) other than at the beginning of a calendar year. Following an evaluation in 2014 of the Company’s trustee compensation policies, the Board, based on the recommendation of the Compensation Committee, increased the annual retainer for trustees to $120,000. The Board believed this increase was advisable and in the best interests of the Company to ensure that the Company remains able to attract and retain the best possible trustees. The annual retainer was maintained at $120,000 for 2015. Below are the annual retainers that non-management trustees were entitled to receive during 2015 for Board service:

Compensation	Amount

Board member	$120,000
Lead Independent Trustee supplemental retainer	20,000
Audit Committee Chair’s supplemental retainer	10,000
Other standing Committee Chairs’ supplemental retainer	5,000

Committee Member	7,500

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Equity Awards

Each new non-management trustee is, upon the date of his or her initial election by the Board or the shareholders to serve as a trustee, granted a non-qualified stock option to purchase 15,000 shares of Common Stock at an exercise price equal to the closing price for the Common Stock on the NYSE on such date, which vests in three equal annual installments based on continued service.

Annually, each trustee, other than Ronald L. Havner, Jr., receives a non-qualified stock option to acquire 5,000 shares of Common Stock, which vests in three equal annual installments based on continued service. The annual grants are made immediately following the annual meeting of shareholders at an exercise price equal to the closing price for the Common Stock on the NYSE on such date.

Stock Ownership Guidelines. The Board implemented stock ownership guidelines effective March 17, 2015. Each executive officer and trustee is expected to beneficially own Common Stock equal in market value to a specified multiple of his or her annual base salary or annual cash retainer, as applicable. The guideline for the Chief Executive Officer is five times his or her base salary and for the other executive officers is three times his or her base salary. The guideline for each non-management trustee is three times the annual cash retainer, or $360,000. Each executive officer and non-management trustee has five years from the date of hire or election to attain his or her ownership target.

Only shares of Common Stock owned by the executive or non-management trustee, shares of Common Stock owned jointly by him/her and his/her spouse, shares owned by his/her spouse or beneficially for his/her children or in the 401(k) Plan are counted for determining compliance with these guidelines. Unvested time-based restricted stock units (RSUs) and in-the-money value of vested options are NOT counted for determining compliance with these guidelines. The Nominating/Corporate Governance Committee administers these stock ownership guidelines and may modify their terms and grant hardship exceptions in its discretion. As of the date of this proxy statement, all of our non-management trustees other than one trustee exceeded his/her stock ownership requirement. Our Chief Executive Officer and all of our other named executive officers who have been with the Company for at least five years exceeded his/her stock ownership requirement.

Trustee Compensation in Fiscal 2015

The following table presents the compensation provided by the Company to our non-management trustees for the fiscal year ended December 31, 2015:

Trustee (1)	Fees earned or paid in cash	Option Awards (2) (3)	Total

Tamara Hughes Gustavson	$120,000	$71,150	$191,150

Uri P. Harkham	127,500	71,150	198,650

B. Wayne Hughes, Jr.	120,000	71,150	191,150

Avedick B. Poladian	150,000	71,150	221,150

Gary E. Pruitt (Lead Independent Trustee)	155,000	71,150	226,150

Ronald P. Spogli	135,000	71,150	206,150

Daniel C. Staton	140,000	71,150	211,150

(1)

Ronald L. Havner, Jr., our Chairman, Chief Executive Officer and President, does not receive any compensation for his service as a trustee. Mr. Havner’s compensation as Chairman, Chief Executive Officer and President of Public Storage is described beginning on page 24.

(2)

Reflects the fair value of the grant on April 30, 2015 of a stock option to acquire 5,000 shares of Common Stock. For a more detailed discussion of the assumptions used in the calculation of these amounts, refer to Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2015 included in the Company’s Annual Report on Form 10-K.

(3)

As of December 31, 2015, each non-management trustee on such date had the following number of options outstanding: Tamara Hughes Gustavson: 50,000, of which 39,999 are fully vested and exercisable; Uri P. Harkham: 25,000, of which 14,999 are fully vested and exercisable; B. Wayne Hughes, Jr.: 45,000, of which 34,999 are fully vested and exercisable; Avedick B. Poladian: 45,000, of which 34,999 are fully vested and exercisable; Gary E. Pruitt: 45,000, of which 34,999 are fully vested and exercisable; Ronald P. Spogli: 20,000, of which 9,999 are fully vested and exercisable; and Daniel C. Staton: 21,667, of which 11,666 are fully vested and exercisable.

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Advisory vote to approve executive compensation

Approve the Company’s compensation practices and principles and their implementation for 2015 for the compensation of the Company’s named executive officers as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables and any related material contained in this proxy statement.

RECOMMENDATION: Vote FOR approval

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Proposal 2 – Advisory vote to approve executive compensation

Advisory Vote

We are again providing shareholders an advisory vote on the compensation of our named executive officers, also known as a “say-on-pay” proposal. The Board has determined to hold these votes annually. The advisory vote is a non-binding vote on the compensation of our named executive officers as described in this proxy statement in the CD&A, the tabular disclosure regarding such compensation and the Company’s accompanying narrative disclosure.

At our 2015 Annual Meeting, more than 93% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. Our Compensation Committee considered the results of this vote and believes they affirm shareholder support of the Company’s compensation of its executive officers. Accordingly, our 2015 executive compensation was generally unchanged from the 2014 program.

Annual incentive bonus payments were tied to achieving at least 3% increases in year-over-year U.S. same store revenue, Core FFO and free cash flow. The Compensation Committee selected these metrics as key drivers of Company growth in February 2015. Similarly, the Compensation Committee set the target for awards of RSUs at the achievement of at least 3.5% growth in U.S. same store revenues. As discussed in the CD&A beginning on page 22 of this proxy statement, actual performance exceeded the incentive targets for payment of cash bonuses and the award of RSUs.

We believe our compensation program for executive officers helped drive our strong performance in 2015, rewarding the Company’s shareholders with a 38.3% TSR that was significantly higher than both the NAREIT Equity Index return of 2.8% and the S&P 500 return of 1.4%. In addition, our TSR beat the NAREIT Equity Index and the S&P 500 indices for the five-year, 10-year and 20-year periods ending December 31, 2015, averaging 18.0% in total annual return since 1995.

The Board therefore recommends that shareholders approve the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation rules, including in the CD&A, the compensation tables and the narrative disclosures that accompany the compensation tables in this proxy statement.

The vote on our executive compensation programs is advisory and nonbinding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by the Company’s shareholders and will continue to consider the outcome of the vote when making future compensation decisions regarding our named executive officers.

The Board of Trustees recommends a vote FOR approval of our executive compensation as described in this proxy statement.

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Compensation Discussion and Analysis

The following section summarizes our philosophy and objectives regarding the compensation of our named executive officers, including how we determine the elements and amounts of executive compensation. This section should be read in conjunction with our tabular disclosures regarding the compensation of our named executive officers in the year ended December 31, 2015 and the Report of the Compensation Committee of our Board, which can be found on page 32 of this proxy statement.

Executive Summary

Focus on Pay for Performance

The guiding principle of our executive compensation philosophy is to pay for performance and incentivize our executive officers to create long-term shareholder value. Performance bonuses and long-term, equity-based compensation vary based on the Company’s achievement of financial and operational goals and on each executive’s contributions to such achievement. This link between incentive payouts and achievement of goals has helped drive our strong and consistent performance year after year.

The Compensation Committee ties a substantial portion of each executive officer’s compensation to the achievement of corporate performance goals that the Board believes increase TSR over the long-term. These typically include achievement of targeted growth in the Company’s same store revenues, Core FFO per common share and free cash flow per common share.

Emphasis on Future Pay Opportunity vs. Current Pay

The Compensation Committee strives to provide an appropriate mix of different compensation elements, including finding a balance among short- and long-term compensation. Cash payments primarily reward more recent performance, while equity awards with five- to eight-year vesting periods incentivize our named executive officers to continue to deliver results over a longer period of time and also serve as a retention tool. The Company believes that a substantial portion of our named executive officers’ compensation should be at-risk, contingent on the Company’s operating and stock-price performance over the long-term.

The Compensation Committee’s evaluation of each named executive officer places strong emphasis on his or her contributions to the Company’s overall performance rather than focusing only on his or her individual business or function. The Compensation Committee believes that the named executive officers share the responsibility to support the goals and performance of the Company as a whole. Our financial highlights are noted in the table below and demonstrate how we have continued to grow our business from the prior year.

2015 Company Results

The Company, under the more than decade-long leadership of our Chairman, Chief Executive Officer and President, Mr. Havner, has continued to provide shareholders with consistently strong total returns. Despite continued uncertain economic conditions during 2015, the Company’s management team continued to drive long-term growth results. Additionally, the Company continued to enjoy one of the lowest ratios of general and administrative expense to total revenues in the self-storage industry.

Our Executive Officers

In accordance with SEC rules and regulations, our named executive officers for the year ended December 31, 2015 include our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2015. Accordingly, our named executive officers for the year ended December 31, 2015 consist of Ronald L. Havner, Jr., Chairman of the Board, Chief Executive Officer and President, and the following four executive officers, whose biographical summaries are set forth below:

●	John Reyes, age 55, has served as Senior Vice President and Chief Financial Officer of Public Storage since 1996, having joined the Company in 1990.

●

David F. Doll, age 57, has served as Senior Vice President and President, Real Estate Group, since February 2005, with responsibility for the real estate activities of Public Storage, including property acquisitions, developments, re-developments and capital improvements.

●

Lily Hughes, age 52, became Senior Vice President, Chief Legal Officer and Corporate Secretary in January 2015. Prior to joining Public Storage, Ms. Hughes was Vice President and Associate General Counsel-Corporate, M&A and Finance at Ingram Micro Inc., a Fortune 100 NYSE company with operations in 39 countries, which she joined in 1997.

●	Candace N. Krol, age 54, has served as Senior Vice President and Chief Human Resources Officer of Public Storage since February 2015 and has served as Senior

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Vice President of Human Resources since September 2005.

Long-Term Financial Performance

Public Storage has delivered strong financial performance over a sustained period of time, increasing Core FFO per share and free cash flow per share over the last six years and U.S. same store revenue growth over the last three years. Our performance in 2015 continues to support the Compensation Committee’s belief that these three metrics are the key drivers of total return for our shareholders.

Total Shareholder Return

We believe our compensation program for executive officers helped drive our strong performance in 2015, rewarding the Company’s shareholders with a 38.3% TSR during 2015, which was significantly higher than both the NAREIT Equity Index return of 2.8% and the S&P 500 return of 1.4% for the year. In addition, our TSR beat the NAREIT Equity Index and the S&P 500 indices for the five-year, ten-year and 20-year periods ending December 31, 2015, averaging 18.0% in total annual return since 1995. The exhibit below shows our TSR expressed as cumulative return to shareholders since December 31, 2010. As illustrated in the exhibit, every $100 invested in Public Storage since December 31, 2010 would have been valued at $286.84 as of December 31, 2015.

Sustained Shareholder Value (TSR)[1]

1 Total Shareholder Return assumes reinvestment of dividends.

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Key Highlights for 2015

●

Our U.S. self-storage business generated strong organic growth for the fourth consecutive year. Same store revenue and net operating income (NOI) growth were 6.5% and 8.5%, respectively. In addition, our newer facilities that we acquired or developed over the past several years continued to generate strong revenue growth and occupancy gains.

●	We strengthened our market position by acquiring and developing 30 properties. Our acquisition and development pipeline was approximately $486 million at the end of 2015.

●	Our ancillary businesses, which complement our U.S. self-storage business, continued to produce solid results due to increased tenant reinsurance premiums, customer volumes and solid execution.

●	Shurgard Europe, of which we own approximately 49%, issued €300 million in unsecured senior notes and used a portion of the proceeds to acquire 21 facilities in the Netherlands.

●

PS Business Parks, of which we own approximately 42%, continued to improve its market focus and sold $65.1 million of properties, exiting non-strategic markets in Sacramento, California, Oregon and Arizona.

●

We further strengthened our fortress balance sheet by redeeming $270 million of perpetual preferred securities and retiring $15.3 million of debt. After issuing €242 million in new unsecured senior notes, our debt to EBITDA ratio is still one of the lowest in our industry and in our history at 0.18 to 1.

Impact of Company Performance on 2015 Compensation

The Compensation Committee’s incentive compensation programs for 2015 were designed to focus management on growing our business.

After discussing the appropriate incentives with the Board and considering the recommendations of Mr. Havner, in February 2015, the Compensation Committee met and agreed that the threshold for payment of any senior executive officer bonuses would be the achievement of at least a 3% year-over-year increase in the Company’s same store revenues, Core FFO per common share and free cash flow per common share. The Compensation Committee also set the minimum performance level for awards of RSUs at the achievement of at least 3.5% growth in same store revenues.

For purposes of these targets, Core FFO is a non-Generally Accepted Accounting Principles (GAAP) measure that represents net income before depreciation expense, gains and losses on real estate assets, foreign currency gains and losses, the application of EITF D-42 to the redemption of securities and certain other items. Free cash flow is a non-GAAP measure that represents Core FFO adding back non-cash share-based compensation expense, less capital expenditures to maintain our facilities.

In early 2016, the Compensation Committee considered that senior management exceeded these goals with 2015 year-over-year increases in same store revenues of 6.5%, Core FFO per share of 10.0% and free cash flow per share of 12.0%.

●

In recognition of Mr. Havner’s success in achieving the corporate goals and driving shareholder value during 2015, and in accordance with the terms of the compensation program for Mr. Havner approved and updated by the Compensation Committee in 2012 and 2015, the Compensation Committee approved a cash bonus of $3 million, an award of 50,000 RSUs and options to acquire 100,000 shares of Common Stock. However, Mr. Havner accepted and received only $2.5 million of the approved $3 million cash bonus.

●

In recognition of Mr. Reyes’ contributions to the Company’s strong financial condition and results, in February 2016 the Compensation Committee awarded to Mr. Reyes options to acquire 100,000 shares of Common Stock.

●

As a result of the Company’s achievement of the performance targets, bonuses for the named executive officers reporting to Mr. Havner other than Ms. Hughes, whose bonus was pre-established as part of her compensation package in connection with her hiring in January 2015, were paid at between 100% and 190% of their respective target amounts. These decisions were made by the Compensation Committee in consideration of the recommendations of Mr. Havner, which were based on his subjective evaluation of whether individual and business unit performance achieved his expectations.

●

Performance-based RSUs were awarded to eligible named executive officers reporting to Mr. Havner as a result of the Company’s achievement of the performance targets that qualified for awards at 200% of the target award level and vest in equal installments over eight years beginning on March 1,

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2017 and then on the second through eighth anniversaries of the grant date.

●	The Chief Executive Officer and Chief Financial Officer’s base salaries remained frozen at 2008 levels. The Compensation Committee approved a base salary increase for Candace Krol, our Senior Vice President and Chief Human Resources Officer, effective October 1, 2015, as further discussed below.

Our Key Governance Practices

Our executive compensation program is designed to align executive performance with the long-term interests of shareholders and is regularly reviewed to ensure that our compensation policies and practices continue to support the needs of our business, create value for shareholders and reflect sound governance practices.

Below is a summary of our key governance practices as they relate to executive compensation:

What We Do:

✓

Align pay with performance by putting a substantial portion of our NEOs’ compensation “at risk.” Approximately 77% of 2015 named executive officer compensation was tied to the achievement of performance goals that are key drivers to the success of our business.

✓

Promote retention and increase long-term shareholder value. Equity award grants to named executive officers vest over a time period of at least five years, and for awards related to 2015 performance, vest over a time period of eight years.

✓

Mitigate undue risk in our executive compensation program. Financial targets for bonuses typically are based on multiple metrics to avoid inordinate focus on any particular metric. In addition, the Board and management do not establish any earnings targets for cash bonus awards, and management does not give earnings guidance to analysts. Also, bonus payments are capped at a maximum payout level.

✓

Stock ownership guidelines for executive officers. Our CEO exceeds the Company’s minimum stock ownership guidelines of 5X annual base salary, and all of our other named executive officers who have been with the Company at least five years exceed his/her stock ownership requirement of 3X annual base salary.

✓

Pay a high percentage of executive compensation in equity. Our executive officers receive a higher percentage of their total compensation in equity, thus aligning their interests more closely with those of our shareholders, than their peers in the industry.

What We Don’t Do:

☒	No employment, “golden parachute” or severance agreements with our NEOs.

☒	No guaranteed bonus arrangements with our NEOs except in connection with new hires as inducement to attract the best candidates.

☒	No repricing of stock options.

☒

No excessive perquisites. Except for perquisites that are available to employees generally such as contributions to the 401(k) Plan, the Company does not offer perquisites to our named executive officers.

☒

No tax gross ups. The Company does not provide “gross-ups” or other reimbursements of golden parachute or other taxes nor does it provide change in control benefits to its executive officers that are not available to other employees generally.

☒

No supplemental retirement plans. The Company does not provide any nonqualified deferred compensation or supplemental retirement benefits to our executives, other than providing executives the opportunity to elect to defer the receipt of shares that otherwise would be paid on vesting of certain RSUs.

☒	No hedging against price fluctuations in the Company’s securities is permitted.

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Elements of Compensation

To achieve our compensation objectives, we believe that total executive compensation should be balanced among the following components:

●	annual base salary;

●	short-term performance bonus awards; and

●	long-term, equity-based incentive compensation.

In general, our compensation program for executive officers consists of (1) payment of an annual base salary, (2) short-term incentive opportunities in the form of bonuses that are generally paid in cash and (3) long-term incentive opportunities in the form of equity awards, which typically may include stock options and/or RSU awards, each of which generally vests upon continued service. Mr. Havner’s bonus under his compensation plan is paid in a combination of cash and RSUs, as discussed above, and the Compensation Committee has the discretion to pay other executive officer bonuses in options, RSUs or a combination of cash, options and RSUs.

The following charts depict for Mr. Havner, our Chief Executive Officer, and for our four other named executive officers, the split between (i) compensation that is tied to the achievement of performance goals, consisting of long-term equity incentive compensation in the form of RSUs and short-term non-equity incentive compensation in the form of cash bonuses and (ii) compensation that is not tied to performance goals, consisting of base salary, long-term equity incentive compensation in the form of options and all other compensation. We believe that paying a significantly larger percentage of total compensation to our CEO and other NEOs in performance-based cash and equity awards, as depicted below, properly aligns with our compensation objectives.

Annual Base Salary

Annual base salary provides a competitive level of fixed compensation to attract and retain the best possible executive talent. We establish base salaries at a level so that a significant portion of the total cash compensation such executives can earn is performance-based (through annual and special incentive compensation). We also set base salaries based on factors that include whether levels are competitive with comparable REITs and/or competitive conditions in the local market, an individual’s performance and responsibilities and the business judgment of the members of the Compensation Committee.

The Compensation Committee considers input from Board members with respect to Mr. Havner’s base salary and the recommendations of Mr. Havner for the other named executive officers. In general, the Compensation Committee reviews base salaries annually for the named executive officers.

Annual Incentives

We historically have paid annual cash bonuses to reward our executive officers, including each of the named executive officers, for the achievement of financial and operational goals and individual performance objectives to enable Public Storage to meet long- and short-term goals. Mr. Havner typically receives a combination of cash and RSUs for his bonus.

The Compensation Committee selects key financial metrics based on their importance to our Board, senior executive team and investors. The Compensation Committee typically sets a target and maximum for bonus payments for each individual executive officer to comply with Section 162(m). If the performance targets are met, the Compensation Committee must approve a bonus award, but has the discretion to reduce the bonus below the maximum target bonus amount set for purposes of Section 162(m). The actual

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bonus amounts are subject to the discretion of the Compensation Committee based on the collective business judgment of its members. The Compensation Committee has the discretion to award bonuses even if the performance targets are not met.

We may also reward the accomplishment of significant transactions with special bonuses that may be paid to designated executive officers upon successful completion of the transaction. These bonuses, like the amount of annual bonuses paid, are subject to the discretion of the Compensation Committee.

Consistent with its pay for performance philosophy, the Compensation Committee in early 2015 set the achievement of at least a 3% year-over-year increase in each of 2015 same store revenues, Core FFO per share and free cash flow per share as the performance goals for payment of 2015 annual incentive compensation for the Chief Executive Officer and his team. Bonus target amounts for all named executive officers reporting to Mr. Havner, other than Mr. Reyes and Ms. Hughes, were set at 100% of base salary. Mr. Reyes’ bonus target was set at $1 million, and Ms. Hughes’ bonus was pre-established at $200,000 as part of her total compensation package in connection with her hiring in January 2015.

The Compensation Committee also agreed that the performance numbers would be adjusted for extraordinary items, primarily foreign exchange gains and losses and the application of EITF D-42 to the redemption of securities. The Compensation Committee did not assign any specific numerical targets or weights to the three performance goals other than achieving gains during 2015 of at least 3% year-over-year for each goal. The Compensation Committee considered that the goals might be challenging in light of the continued economic uncertainty in the United States, but concluded that the goals were achievable.

The Compensation Committee also did not establish targets for the amount of increase required in any of the three performance metrics as a condition to earning a particular level of bonus. For purposes of Section 162(m), all named executive officer bonus amounts were capped at 15 times base salary, with the exception of Mr. Havner and Mr. Reyes who are capped at $15 million. Upon achievement of the target in each of the three metrics, the Compensation Committee is required to approve a bonus award but has the discretion to reduce the amount paid below the maximum amount set for purposes of Section 162(m).

Equity-Based Compensation

The Compensation Committee believes that our executive officers should have an incentive to improve the Company’s long-term performance by having an ongoing stake in the success of our business. Our executive officers may receive stock options, RSUs or a mix based on the determination of the Compensation Committee in its discretion.

The Compensation Committee does not set awards based on a fixed weighting between stock options and RSUs. In general, the Compensation Committee considers equity awards for executive officers in connection with their annual performance review.

We believe equity awards help retain and motivate executives because they vest over a period of time and thus the recipient may only realize the full potential value of the award to the extent he or she remains employed by Public Storage over that period.

Stock Options. Stock options have value solely to the extent that the price of our Common Shares is greater than the exercise price of the option at the time of exercise. Options help us retain executive officers in that options vest over a multi-year period and achieve their maximum value to the executive only if he or she remains in the Company’s employ for a period of years.

Stock options are granted with an exercise price of not less than 100% of the fair market value of our Common Stock on the date of grant, which ensures that the executive officer does not profit from the option unless the price of our Common Stock increases after the grant date.

The Compensation Committee determines stock option award levels to the named executive officers in its discretion, considering input from other Board members with respect to stock option awards to Mr. Havner, recommendations of Mr. Havner with respect to awards to the other named executive officers, the executive’s responsibilities and performance and equity awards at other companies, including REITs, of a comparable size and market capitalization.

RSUs. RSUs increase in value as the value of our Common Stock increases, and vest over time, provided that the executive officer remains employed at Public Storage.

Awards of RSUs serve the Compensation Committee’s objectives of retaining Public Storage executive officers and other employees and motivating them to advance the interests of Public Storage and its shareholders. Unlike stock options, RSUs retain some value even during difficult market conditions when the market price of our Common Stock declines below the price on the date of grant. As such, RSUs may offer greater retention value than stock options at times when we may most need executive talent. In addition, to better align the interests of our named executive officers with those of our shareholders, vested RSUs, but not vested options, count toward the determination of whether the respective stock ownership guidelines have been satisfied.

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In recent years, the Compensation Committee has approved a program to provide awards of RSUs to senior executives (other than our Chief Executive Officer) based on the achievement of targeted performance levels.

Equity Grant Practices. Equity grants to all of our executive officers, including the named executive officers, must be approved by the Board or the Compensation Committee, which consists entirely of independent trustees.

●

grants occur only at meetings or upon written actions of the Board or the Compensation Committee (including telephonic meetings), and such grants are made effective as of the date of the meeting, written action or a future date if appropriate (such as in the case of a new hire);

●	equity awards are not timed in coordination with the release of material non-public information. Awards are also subject to the terms of the 2007 Plan;

●

historically, equity awards to executive officers other than the Chief Executive Officer have vested over an extended period, which the Compensation Committee believes furthers the goals of retention and motivation over the long-term. RSU awards granted since 2012 vest over a period of five years and starting with the 2016 grants for 2015 performance, RSU awards will vest over eight years;

●

pursuant to the compensation arrangement approved for Mr. Havner, he is eligible to be awarded between 25,000 and 50,000 RSUs as part of his annual incentive compensation, provided the performance targets are achieved;

●

with respect to awards of performance-based RSUs to the named executive officers other than Mr. Havner, the Compensation Committee determines award levels based on recommendations from Mr. Havner, taking into consideration each individual’s responsibilities and performance, as discussed in more detail below;

●

equity awards, including grants of stock options, to employees who are not executive officers, are made by the Equity Awards Committee of the Board (the Equity Awards Committee), which consists of at least one trustee appointed by the Board, currently Mr. Havner;

●

grants of equity awards to new hires or promoted employees who are not executive officers are generally made by the Equity Awards Committee on a monthly basis on the fifth of the month following the month of the individual’s start or promotion date; and

●	equity grants to other employees may also be made at other times during the year, but are not timed in coordination with the release of material non-public information.

Factors Considered by the Compensation Committee in Making Decisions for 2015

2015 Advisory Vote on Executive Compensation

We believe our executive compensation program is appropriately structured to achieve our objective of driving growth in long-term shareholder value. At our 2015 Annual Meeting, more than 93% of the votes cast by shareholders voted to approve our executive compensation practices as described in the proxy statement. The Compensation Committee considered the results of this vote and concluded that its pay for performance philosophy is supported by shareholders, and decided not to make changes during 2015 to our executive compensation programs.

Compensation Surveys

Each component of compensation we pay to our named executive officers—salary, cash bonuses and equity compensation—is based generally on the Compensation Committee’s (and, for Mr. Havner, the independent trustees’, and for each named executive officer other than himself, Mr. Havner’s) subjective assessment of each individual’s role and responsibilities and consideration of market compensation rates. While market rates are a factor reviewed by the Compensation Committee, we do not “benchmark” or specifically target certain levels of compensation.

Historically for our executive officers, the Compensation Committee determined market compensation rates by reviewing public disclosures of compensation paid to senior executive officers by other companies (especially REITs) of comparable size and market capitalization. In 2015, the Compensation Committee retained an independent compensation consultant, FW Cook, to prepare an updated market compensation survey for our executive officers. FW Cook’s study was completed in Q2 2015 and was further updated in February 2016 with more current publicly available information. Among other data, the study included information concerning executive officer compensation at two peer groups of companies, one consisting of 15 REITs and the other consisting of 12 retail companies, as follows:

Public Storage • 2016 Proxy Statement • 28

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REIT Peers
American Tower	Health Care REIT
Avalon Bay Communities	Host Hotels & Resorts
Boston Properties	Prologis
Crown Castle	Simon Property Group
Equity Residential	Ventas
Essex Property Trust	Vornado Realty Trust
General Growth	Weyerhaeuser
HCP
Retail Peers
AutoNation	Dollar Tree
AutoZone	Domino’s
Big Lots	Kohl’s
CarMax	O’Reilly Auto
Chipotle	Penske Auto
Dollar General	YUM Brands

The Compensation Committee considered the comparability of the peer group companies identified by FW Cook and reviewed the broad range of information presented in the report. Based on that review, the Compensation Committee determined that it was appropriate and in the best interest of the Company to increase the base salary of Candace Krol, our Senior Vice President and Chief Human Resources Officer. See “Compensation Decisions for 2015” below.

The Compensation Committee considered the updated compensation survey results at its February 2016 meeting and decided not to make any additional changes to our named executive officer compensation.

Role of Management

In general, Mr. Havner attends all meetings of the Compensation Committee at which (1) compensation of the other named executive officers is discussed or (2) Company-wide compensation matters, such as consideration of a new equity plan, are discussed.

Mr. Havner does not vote on items before the Compensation Committee and was not present during the Committee’s discussion and determination of his compensation. The Compensation Committee and the Board solicit Mr. Havner’s view on the performance of the executive officers reporting to him, including each of the other named executive officers, and consider his recommendations with respect to the compensation paid to each such officer. The Compensation Committee also considers input from Mr. Havner with respect to his compensation.

In general, the Compensation Committee sets the base salaries, bonus and equity compensation for the other named executive officers after consideration of the recommendations prepared by Mr. Havner with respect to the appropriate amounts to reward and incentivize each named executive officer. In addition, the Compensation Committee solicits the views of the Board, particularly with respect to the compensation of Mr. Havner.

Framework for CEO Compensation

During 2012, the Compensation Committee considered a new compensation package for Mr. Havner in his role as the Chairman, Chief Executive Officer and President, following the expiration of a three-year compensation program approved in 2008. In connection with that consideration, the Compensation Committee retained FW Cook to provide comparative information on peer group compensation practices for the Chairman, Chief Executive Officer and other executive officers, as well as directional suggestions for Mr. Havner’s compensation program. Based on its review and analysis of the information provided by FW Cook and other publicly available information, the Compensation Committee approved Mr. Havner’s compensation program in July 2012 as consisting of the following features:

●	Mr. Havner’s annual base salary continued to be set at $1 million;

●

Mr. Havner’s annual incentive award, assuming achievement of performance criteria set by the Compensation Committee, ranged from a minimum of $1 million paid in cash plus 25,000 RSUs to a maximum of $2 million paid in cash plus 50,000 RSUs; and

●	Mr. Havner is entitled to receive an annual option grant for 100,000 shares of Common Stock.

As discussed above, FW Cook was again retained in 2015 to prepare a compensation study for executive officer positions. In February 2015, based on its review of FW Cook’s 2015 report and other publicly available information, the Compensation Committee decided to keep all features of Mr. Havner’s compensation program approved in 2012 unchanged, except that the maximum annual cash incentive award payable to Mr. Havner was increased from $2 million to $3 million.

The Compensation Committee engaged and oversaw FW Cook directly. FW Cook provided services only to the Compensation Committee and did not provide any other services to the Company in 2015.

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Compensation Decisions for 2015

Base Salaries

The Compensation Committee’s philosophy is to weigh executive officer compensation more heavily towards performance-based, at-risk compensation. This reflects the Committee’s view that a substantial portion of management compensation should be incentive compensation that is paid only if performance targets are met. Consistent with that philosophy, the Compensation Committee increased base salary only for Candace Krol, our Senior Vice President and Chief Human Resources Officer, from $350,000 to $475,000 per year, and maintained base salaries at 2014 levels for all other named executive officers. The decision to increase Ms. Krol’s annual base salary was made effective as of October 1, 2015, following the Compensation Committee’s review and analysis of the 2015 compensation survey prepared by FW Cook, consideration of Mr. Havner’s evaluation of her performance, and expanded responsibilities for her role.

Annual Cash Incentives

In early 2016, the Compensation Committee reviewed the Company’s financial results for 2015 and confirmed that the performance targets were exceeded. Based on these achievements, the Compensation Committee awarded bonuses to all named executive officers. Because the awards other than those granted to Ms. Hughes are based on pre-established performance goals, they are presented in the Summary Compensation Table on page 33 as “Non-Equity Incentive Plan Compensation.” Ms. Hughes’ cash incentive was awarded in accordance with the amount pre-established as part of her compensation package in connection with her hiring in January 2015 and is included in the Summary Compensation Table as “Bonus.”

In determining the actual amount of Mr. Havner’s bonus, the Compensation Committee considered Mr. Havner’s leadership in achieving the Company’s strong results. At the conclusion of its review and discussion, the Compensation Committee approved a cash bonus of $3 million together with an award of 50,000 RSUs for Mr. Havner’s 2015 performance, consistent with bonus targets and the compensation program approved by the Compensation Committee in February 2015. However, Mr. Havner accepted only $2.5 million of the approved $3 million cash bonus.

The Compensation Committee also considered the recommendations of Mr. Havner with respect to the appropriate cash bonuses to be paid to the other named executive officers for their contributions in exceeding the 2015 performance targets. In determining his recommendations, Mr. Havner compiled information as to each executive officer’s responsibilities and achievements and his subjective assessment of the individual performance of each named executive officer.

Mr. Havner’s recommendations were at or above the target bonus amounts, depending on his assessment of each individual’s performance. Based on its review of the Company’s performance against the previously established goals and after consideration of the information and recommendations provided by Mr. Havner, the Compensation Committee approved cash bonuses for 2015 performance as follows: Mr. Reyes, $1,800,000 (180% of target); Mr. Doll, $1,000,000 (190% of target); and Ms. Krol, $475,000 (100% of target). Each of the foregoing bonuses was below the maximum previously set by the Compensation Committee for Section 162(m) purposes. The cash bonus awarded to Ms. Hughes was $200,000, which was the amount pre-established as part of her compensation package in connection with her hiring in January 2015.

2015 Equity Awards

2015 Performance-Based RSUs. The performance-based RSUs awarded for 2015 performance were based on achieving a targeted level of growth in year-over-year same store revenues. These awards were granted in early 2016 following a determination that the minimum performance goals were achieved, although the Compensation Committee retained the discretion to reduce the awards based on an executive officer’s performance during the year, irrespective of the Company meeting the revenue growth target. The Compensation Committee also determined that any RSUs awarded under the program would vest in eight equal annual installments beginning on March 1, 2017 and then on the second through eighth anniversaries of the grant date.

The potential award levels for 2015 performance were established early in 2015. They ranged from 50% to 200% of a target level award based on the level of 2015 Company revenue growth achieved, as follows:

2015 Same Store Revenue Growth	Grant Award levels
5.0% and above	200% of target award
4.5% and below 5.0%	150% of target award
4.0% and below 4.5%	100% of target award
3.5% and below 4.0%	50% of target award
Below 3.5%	No award

Actual 2015 same store revenue growth was 6.5%. As a result, each named executive officer reporting to Mr. Havner was awarded RSUs at the 200% level and received the following number of RSUs: Mr. Reyes, 40,000; Mr. Doll, 12,000; Ms. Hughes, 6,000; and Ms. Krol, 6,000.

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Options Awarded in 2015. At its February 2015 meeting, the Compensation Committee awarded each of Messrs. Havner and Reyes options to acquire 100,000 shares of Common Stock. All stock option awards vest in equal annual installments over five years beginning one year from the date of grant, and expire ten years from the date of grant. Stock options have value solely to the extent that the price of our Common Stock at the time of exercise is greater than the exercise price of the option. All stock options were granted with an exercise price at the fair market value of our Common Stock on the date of grant. The Compensation Committee granted these stock options in order to help the Company retain these executive officers.

New Hire Offer Letter Agreement

We agreed in an offer letter agreement with Ms. Hughes that she would be paid an annual base salary of $350,000 in her role as Senior Vice President, Chief Legal Officer and Corporate Secretary commencing on January 8, 2015. Additionally, Ms. Hughes would receive a bonus of $200,000 payable in the first quarter of 2016 if she was employed with the Company on the date that 2015 cash bonus payments are paid. For calendar year 2016, Ms. Hughes’ bonus potential is again set at $200,000, subject to the provisions of the Public Storage bonus plan. The offer also provided for an award as of her first date of employment with Public Storage of stock options to acquire 50,000 common shares and 3,000 RSUs, vesting in equal installments over a five-year period, subject to the terms of the 2007 Plan. The agreement further provides that in the event Ms. Hughes’ employment is terminated without cause (as defined in the agreement) before January 31, 2016 and provided she has signed a severance and release agreement, she would be paid a lump sum payment of $550,000 less applicable federal and state withholdings.

2016 Compensation Outlook

We expect the operating environment in 2016 to remain similar to 2015 and believe we are well-positioned in financial, operational and strategic terms in the self-storage industry. Given these expectations, and after consideration of the updated FW Cook compensation survey completed in February 2016, the Compensation Committee made the following decisions with respect to 2016 compensation for named executive officers:

●	Base salaries for Messrs. Havner and Reyes are again frozen at 2008 levels to weigh total compensation more heavily towards incentive compensation.

●	Base salaries for Mr. Doll, Ms. Krol and Ms. Hughes remain at their current levels, $525,000, $475,000 and $350,000, respectively.

●

Bonus target amounts for all named executive officers reporting to Mr. Havner, other than Mr. Reyes and Ms. Hughes, are set at 100% of base salary. Mr. Reyes’ bonus target is set at $1 million, and Ms. Hughes’ bonus is set at $200,000, which was pre-established as part of her total compensation package in connection with her hiring in January 2015.

●

Mr. Havner’s bonus target amounts range from a minimum of $1 million cash plus an award of 25,000 RSUs to a maximum of $3 million cash plus an award of 50,000 RSUs, subject to the limits of Section 162(m) and the Company’s equity plan.

●	For purposes of Section 162(m), all named executive officer bonus amounts are capped at 15 times annual base salary, with the exception of Mr. Havner and Mr. Reyes who are capped at $15 million.

●	The threshold for payment of bonuses is tied to achieving targeted levels of growth in same store revenues, Core FFO per share and free cash flow per share.

●

The Compensation Committee renewed the performance-based RSU plan designed to focus senior management other than Mr. Havner on growing same store revenues. In February 2016, the Compensation Committee approved a similar RSU plan for 2016 based on year-over-year growth in same store revenues and approved targets at the 100% level for RSU awards as follows: Mr. Reyes, 20,000; Mr. Doll, 6,000; Ms. Hughes, 3,000; and Ms. Krol, 3,000. If awarded in early 2017, all performance-based RSUs will vest in equal installments over eight years starting on March 1, 2018 and then on the second through eighth anniversaries of the grant date.

●

The Board has previously approved stock ownership guidelines for executives under which (i) the Chief Executive Officer’s salary multiple threshold is five times his/her then current base annual salary and (ii) all other executive officers’ salary multiple threshold is three times his/her then current base annual salary.

●	All our named executive officers with the exception of Ms. Hughes, who joined the Company in January 2015, exceed these stock ownership thresholds.

Tax and Accounting Considerations – Section 162(m)

Section 162(m) imposes a $1,000,000 limit on the annual deduction that may be claimed for compensation paid to each of the Chief Executive Officer and three other highest

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paid employees of a publicly held corporation (other than the Chief Financial Officer). Certain performance-based compensation awarded under a plan approved by shareholders is excluded from that limitation. Awards of stock options and our annual cash incentive awards are designed in general to qualify for deduction as performance-based compensation. However, while the Compensation Committee considers the tax deductibility of compensation, the Compensation Committee has approved and may approve compensation that does not qualify for deductibility in circumstances it deems appropriate to promote varying corporate goals.

In such instances, the Compensation Committee has also considered that as a result of the Company’s REIT status under federal tax law, the inability to deduct compensation payments effectively will require a corresponding future increased distribution to shareholders to avoid taxable income for the Company and to help maintain the Company’s REIT status. While the Compensation Committee considers the accounting impact of various forms of incentive compensation and compensation elements on the Company’s financial statements, accounting treatment is generally not the basis underlying the decision to award a particular form of compensation if the Compensation Committee deems the award the most appropriate incentive to achieve the Company’s compensation goals.

The Company’s shareholders approved an amendment to the 2007 Plan at the 2014 Annual Meeting, pursuant to which the annual plan limit was increased to $15 million.

The 2016 Plan

The 2016 Plan has been approved by our Board. Upon approval by our shareholders, it will succeed and replace the 2007 Plan, which is scheduled to expire on February 25, 2017. For a discussion of the material terms of the 2016 Plan, please see “Proposal 4 – Approval of the 2016 Equity and Performance-Based Incentive Compensation Plan” starting on page 46.

Report of the Compensation Committee

The Compensation Committee of the Board of Trustees of Public Storage has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K of Public Storage for the fiscal year ended December 31, 2015. This report is provided by the following independent trustees, who comprise the Compensation Committee:

THE COMPENSATION COMMITTEE
Daniel C. Staton (Chairman)
Uri P. Harkham
Ronald P. Spogli

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Executive Compensation Tables

I. Summary Compensation Table

The following table sets forth information concerning the compensation earned by each of our named executive officers for the years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total
Ronald L. Havner, Jr.	2015	$1,000,000	$-	$5,079,000	$1,912,000	$2,500,000	$10,600	$10,501,600
Chairman of the Board,	2014	1,000,000	-	4,167,800	1,831,000	2,000,000	10,400	9,009,200
Chief Executive Officer and President	2013	1,000,000	-	3,814,000	2,375,000	2,000,000	10,200	9,199,200
John Reyes	2015	600,000	-	8,126,400	1,912,000	1,800,000	10,600	12,449,000
Senior Vice President and	2014	600,000	-	5,001,300	1,831,000	1,800,000	10,400	9,242,700
Chief Financial Officer	2013	600,000	-	4,576,800	2,375,000	1,800,000	10,200	9,362,000
David F. Doll	2015	525,000	-	2,437,920	-	1,000,000	10,600	3,973,520
Senior Vice President and	2014	350,000	-	1,500,400	1,690,000	1,000,000	10,400	4,550,800
President, Real Estate Group	2013	350,000	-	1,373,040	-	700,000	10,200	2,433,240
Lily Hughes	2015	343,493	200,000	2,105,520	919,000	-	86,260	3,654,273
Senior Vice President,	2014	-	-	-	-	-	-	-
Chief Legal Officer and Corporate Secretary	2013	-	-	-	-	-	-	-
Candace N. Krol	2015	381,250	-	1,218,960	-	475,000	15,600	2,090,810
Senior Vice President and	2014	275,000	-	750,200	1,267,500	275,000	10,400	2,578,100
Chief Human Resources Officer	2013	275,000	-	686,520	-	275,000	10,200	1,246,720

(1)	Ms. Hughes’ annualized salary for 2015 was $350,000. Ms. Krol’s annualized salary for 2015 was $350,000 through September 30, 2015 and $475,000 as of October 1, 2015.

(2)	The amount shown represents the cash incentive award pre-established as part of Ms. Hughes’ compensation package in connection with her hiring in January 2015.

(3)

The values reflected in this column relate to awards subject to performance conditions. For Mr. Reyes, Mr. Doll and Ms. Krol, the amounts shown in 2015 relate to RSU awards that were subject to satisfaction of performance conditions assuming achievement of such conditions at the maximum “200% of Target Award” level, and reflect the fair value of such RSU awards as of the respective grant dates in February 2015. For Mr. Havner, the amount shown in 2015 relates to an RSU award pursuant to his annual incentive plan (which is paid part in cash and part in RSUs) that was subject to performance criteria assuming achievement at the minimum level. In February 2016, the Compensation Committee determined that 2015 performance did in fact achieve the maximum “200% of Target Award” level, and the grant date fair value for maximum achievement of the award by Mr. Havner was $10,158,000. The amount shown for Ms. Hughes represents (i) the grant date fair value of the 3,000 RSUs ($593,700) pre-established as part of her compensation package in connection with her hiring in January 2015 and (ii) the grant date fair value of performance-based RSUs awarded in 2016 for 2015 performance ($1,511,820). These performance-based RSUs were awarded to Ms. Hughes at the “200% of Target Award” level and pursuant to applicable accounting rules, the grant date of such RSUs was in February 2016. All holders of RSUs receive payments equal to any dividends paid on the Common Stock.

(4)

The amounts shown in this column reflect the grant date fair value of stock option awards. For further discussion concerning the assumptions used in this valuation, refer to Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2015 included in the Company’s Annual Report on Form 10-K.

(5)

The amounts shown in this column reflect annual cash incentive awards for named executive officers that are based on pre-established performance targets set early in the year and, therefore, under SEC rules are classified as non-equity incentive plan compensation. See the “Compensation Discussion and Analysis” section of this proxy statement for further discussion of the 2015 performance targets.

(6)

The amounts shown in this column for all named executive officers, except Ms. Hughes, reflect contributions to each officer’s 401(k) Plan account (3% of the annual cash compensation, now up to a maximum of $10,600). Ms. Hughes was not eligible for Company match on her 401(k) Plan account in 2015, and the amount shown represents Ms. Hughes’ reimbursed relocation costs, which includes a gross-up for taxes (a benefit available to other employees) in the amount of $25,031. For Ms. Krol, the amount shown includes a $5,000 payment for attending in person a meeting of the board of directors for the Company’s insurance subsidiary.

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II. Grants of Plan-Based Awards

The following table sets forth information relating to stock options and RSUs granted pursuant to our equity incentive plans and annual executive opportunity awarded as part of our annual performance bonus during the year ended December 31, 2015 to each of our named executive officers.

		Estimated Future					All Other
		Payouts Under Non-					Option	Exercise
		Equity Incentive Plan		Estimated Future Payouts Under			Awards:	or Base	Grant Date
		Awards (2)		Equity Incentive Plan Awards (2)			Number of	Price of	Fair Value of
							Securities	Option	Stock and
Name	Grant Date (1)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Underlying Options (#)	Awards ($ Sh)	Option Awards ($) (4)
Ronald L. Havner, Jr.
Annual Incentive (3)	02/18/15	1,000,000	3,000,000	-	-	-	-	-	-
Annual Incentive (3)	02/18/15	-	-	25,000	25,000	50,000	-	-	5,079,000
Options (5)	02/19/15	-	-	-	-	-	100,000	198.79	1,912,000
John Reyes
Annual Incentive	02/18/15	1,000,000	15,000,000	-	-	-	-	-	-
RSUs	02/18/15	-	-	10,000	20,000	40,000	-	-	8,126,400
Options (5)	02/19/15	-	-	-	-	-	100,000	198.79	1,912,000
David F. Doll
Annual Incentive	02/18/15	525,000	7,875,000	-	-	-	-	-	-
RSUs	02/18/15	-	-	3,000	6,000	12,000	-	-	2,437,920
Lily Hughes
Annual Incentive	01/08/15	200,000	200,000	-	-	-	-	-	-
RSUs	01/08/15	-	-	-	3,000	-	-	-	593,700
Options	01/08/15	-	-	-	-	-	50,000	197.90	919,000
Candace N. Krol
Annual Incentive	02/18/15	475,000	7,125,000	-	-	-	-	-	-
RSUs	02/18/15	-	-	1,500	3,000	6,000	-	-	1,218,960

(1)

Pursuant to applicable accounting rules, and with the exception of the grants to Ms. Hughes, (i) the grant dates for the RSUs referred to in this table are the dates the Compensation Committee took the action to establish the targets for the potential awards and (ii) the grant dates for the options referred to in this table are the dates such options were actually awarded. The grant date shown for Ms. Hughes is the date on which she began her role as Senior Vice President, Chief Legal Officer and Corporate Secretary of the Company, as the awards referred to in this table were pre-established as part of her compensation package in connection with her hiring in January 2015.

(2)

The amounts shown in these columns represent the range of possible annual cash incentive payouts and stock awards pursuant to the Public Storage Performance-Based Compensation Plan based upon achievement of performance targets, except for Ms. Hughes. The amount shown for Ms. Hughes was pre-established as part of her compensation package in connection with her hiring in January 2015. See footnote 3 to the Summary Compensation Table on page 33 for information regarding the 2015 annual cash incentive payouts and the performance-based RSUs awarded to Ms. Hughes.

(3)	As noted above, Mr. Havner’s annual incentive is paid part in cash and part in RSUs.

(4)

Amounts shown in this column reflect the fair value of stock and option awards computed as of the grant dates noted on this table. The fair value of stock awards is calculated by multiplying the fair market value of our Common Stock on the grant date by the probable number of shares awarded, which for Mr. Reyes, Mr. Doll and Ms. Krol was assumed to be at the maximum “200% of Target Award” level and for Mr. Havner was assumed to be 25,000 RSUs. The amounts shown for Ms. Hughes reflect the fair value of stock and option awards pre-established as part of her compensation package in connection with her hiring in January 2015, computed as of the grant date. Stock awards receive dividends as and when and at the same rate paid to all common shareholders of Public Storage. See footnote 3 to the Summary Compensation Table for information on the fair value of the performance-based RSU awards for Mr. Havner if the maximum value had been assumed, and on the performance-based RSUs awarded to Ms. Hughes.

(5)	Stock options granted to each of Messrs. Havner and Reyes vest in five equal annual installments beginning on the first anniversary after the grant date.

Public Storage • 2016 Proxy Statement • 34

Proposal 2

III. Option Exercises and Stock Vested in 2015

The following table provides information about options exercised by and RSU awards vested for the named executive officers during the year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Ronald L. Havner, Jr.	83,000	$9,445,259	34,167	$6,853,384
John Reyes	75,000	11,487,730	16,625	3,304,600
David F. Doll	22,500	3,371,719	6,875	1,363,304
Lily Hughes	-	-	-	-
Candace N. Krol	5,000	550,150	6,888	1,361,383

(1)

Value realized represents the difference between the market price of the Company stock at the time of exercise and the exercise price of the options. Does not reflect any tax or other required withholdings.

(2)	Value realized was calculated by multiplying the number of shares vesting by the closing price of our Common Stock on the NYSE on the vesting date as follows:

Name	RSU Vesting Date	Fair Market Value of PSA
Ronald L. Havner, Jr.	02/20/15	$200.18
	02/23/15	201.01
John Reyes	02/20/15	200.18
	02/27/15	197.22
	02/28/15	197.55
	03/15/15	190.77
David F. Doll	02/20/15	200.18
	02/27/15	197.22
	02/28/15	197.55
	03/15/15	190.77
Candace N. Krol	02/20/15	200.18
	02/27/15	197.22
	02/28/15	197.55
	03/15/15	190.77

Public Storage • 2016 Proxy Statement • 35

Proposal 2

IV. Outstanding Equity Awards in 2015

The following table sets forth certain information concerning outstanding equity awards held by the named executive officers at December 31, 2015.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares of Stock that Have Not Vested ($) (5)
Ronald L. Havner, Jr.	02/19/15	-		100,000	(1)	198.79	02/19/25	50,000	(2)	12,385,000
	02/20/14	20,000	(1)	80,000	(1)	166.71	02/20/24	37,987	(1)	9,409,380
	02/21/13	40,000	(1)	60,000	(1)	152.01	02/21/23	-		-
	02/20/13	-		-		-	-	22,500	(1)	5,573,250
	03/02/09	100,000	(3)	-		50.30	03/02/19	-		-
	12/08/07	83,000	(3)	-		81.81	12/08/17	-		-
	TOTAL	243,000		240,000				110,487		27,367,630
John Reyes	02/19/15	-		100,000	(1)	198.79	02/19/25	40,000	(1)	9,908,000
	02/20/14	20,000	(1)	80,000	(1)	166.71	02/20/24	32,000	(1)	7,926,400
	02/21/13	40,000	(1)	60,000	(1)	152.01	02/21/23	-		-
	02/20/13	-		-		-	-	9,000	(1)	2,229,300
	02/28/12	-		-		-	-	4,000	(6)	990,800
	02/27/08	250,000	(1)	-		80.48	02/27/18	375	(4)	92,888
	03/15/07	140,000	(4)	-		97.47	03/15/17	-		-
	TOTAL	450,000		240,000				85,375		21,147,388
David F. Doll	02/19/15	-		-		-	-	12,000	(1)	2,972,400
	12/31/14	20,000	(1)	80,000	(1)	184.85	12/31/24	-		-
	02/20/14	-		-		-	-	9,600	(1)	2,377,920
	02/20/13	-		-		-	-	3,600	(1)	891,720
	02/28/12	-		-		-	-	2,400	(6)	594,480
	02/27/08	-		-		-	-	250	(4)	61,925
	TOTAL	20,000		80,000				27,850		6,898,445
Lily Hughes	01/08/15	-		50,000	(1)	197.90	01/08/25	3,000	(1)	743,100
	TOTAL	-		50,000				3,000		743,100
Candace N. Krol	02/19/15	-		-		-	-	6,000	(1)	1,486,200
	12/31/14	15,000	(1)	60,000	(1)	184.85	12/31/24	-		-
	02/20/14	-		-		-	-	4,800	(1)	1,188,960
	02/20/13	-		-		-	-	4,500	(1)	1,114,650
	02/28/12	-		-		-	-	3,000	(6)	743,100
	02/27/08	-		-		-	-	250	(4)	61,925
	TOTAL	15,000		60,000				18,550		4,594,835

(1)	These options or RSUs vest in five equal annual installments, beginning one year from the award date.

(2)	These RSUs vest over five years in equal installments beginning one year from the award date. However, Mr. Havner elected to defer receipt of 10,000 RSUs scheduled to vest on April 1, 2016.

(3)	These options or RSUs vest in three equal annual installments, beginning one year from the award date.

(4)	These options or RSUs vest in eight equal installments, beginning one year from the award date.

(5)	The value shown in this column assumes a price of $247.70 per share, the closing price for our Common Stock on the NYSE on December 31, 2015.

(6)	These RSUs vested 20% on the award date and the remainder vest in four equal annual installments, beginning one year from the award date.

Public Storage • 2016 Proxy Statement • 36

Proposal 2

V. Potential Payments Upon Termination or Change in Control

Payments Upon Termination. We do not have employment agreements with any named executive officer that provide for future payments upon termination of employment with the Company.

We do not have a formal severance or retirement program for payments on termination of employment, whether through voluntary or involuntary termination, other than as specifically set forth in our Performance-Based Compensation Plan, 2001 Plan, 2007 Plan, 401(k) Plan or as required by law. The following indicate our general practices:

●	any vested stock options following a voluntary termination of employment must be exercised within 30 days following the individual’s last date of employment;

●	all unvested stock options, restricted shares and/or RSUs are forfeited (except in the case of death or disability); and

●	accrued and unused vacation pay is paid in a lump sum.

Payments Upon Death or Disability. In the event of the death or permanent and total disability of a named executive officer:

●	all outstanding unvested stock options and unvested RSUs accelerate and vest upon the officer’s death or permanent and total disability;

●	all such stock options may be exercised during the one-year period following the date of death or permanent and total disability (but before the termination date of the option); and
●	the officer or his/her estate will receive payments under Public Storage’s life insurance program or disability plan, as applicable.

Payments Upon a Change in Control. Our applicable equity plans provide that upon the occurrence of a “change of control” of Public Storage, all outstanding RSUs and restricted share grants vest immediately and all outstanding stock options vest 15 days before the effective date of a “change of control” and are exercisable during such 15-day period.

A “change of control” is defined in the plans to include generally the following:

●	the dissolution or liquidation of Public Storage or merger in which Public Storage does not survive;

●	the sale of substantially all Public Storage assets; or

●

merger in which the Company is the surviving corporation but after which the Company’s shareholders immediately prior to such merger cease to own their shares or other equity interest in the Company; or

●	any transaction that results in any person or entity owning 30% or more of the combined voting power of all classes of our shares (50% if the 2016 Plan is not approved by our shareholders).

These accelerated payments do not apply if provision is made for continuation of the equity plan or substitution of new options, restricted shares and RSUs or a majority of our Board determines that the “change of control” will not trigger application of these acceleration provisions.

Public Storage • 2016 Proxy Statement • 37

Proposal 2

The following table shows the estimated value of the acceleration of vesting of unvested equity awards pursuant to the termination events described above assuming the event occurred as of December 31, 2015 and using the value of our Common Stock on December 31, 2015 of $247.70 per share.

Name	Value of vesting of all outstanding unvested options (1)	Value of vesting of all outstanding RSUs (2)	Total

Ronald L. Havner, Jr.	$17,111,600	$27,367,630	$44,479,230

John Reyes	17,111,600	21,147,388	38,258,988

David F. Doll	5,028,000	6,898,445	11,926,445

Lily Hughes	2,490,000	743,100	3,233,100

Candace N. Krol	3,771,000	4,594,835	8,365,835

(1)	Represents the difference between the exercise price of unvested options held by the executive and the closing price of our Common Stock on the NYSE on December 31, 2015.

(2)	Represents the number of unvested RSUs multiplied by the closing price of our Common Stock on the NYSE on December 31, 2015. Includes unvested portion of performance-based RSU awards.

Public Storage • 2016 Proxy Statement • 38

Proposal 2

Share Ownership of Trustees and Management

Our stock ownership policies provide guidelines for share ownership for trustees and executive officers, as described on page 19. The following table sets forth information as of March 1, 2016 concerning the beneficial ownership of shares of Common Stock by each of our trustees, the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated persons who were executive officers of the Company on December 31, 2015 and all trustees and named executive officers as a group. Except as otherwise indicated and subject to applicable community property and similar statutes, each trustee and named executive officer has sole voting and investment power over his or her shares.

Name	Common Shares Beneficially Owned (1)		Percent of Class (1)

Ronald L. Havner, Jr.	402,943	(2)	*

Tamara Hughes Gustavson	18,201,219	(3)	10.5%

Uri P. Harkham	48,623	(4)	*

B. Wayne Hughes, Jr.	5,162,813	(5)	3.0%

Avedick Poladian	36,999		*

Gary E. Pruitt	38,349		*

Ronald P. Spogli	9,999		*

Daniel C. Staton	45,351		*

John Reyes	585,150		*

David F. Doll	43,775		*

Lily Hughes	10,350		*

Candace N. Krol	43,946		*

All trustees and executive officers as a group (12 persons)	24,629,517	(2)(3)(4)(5)(6)	14.2%

*	Less than 1%

(1)

Represents shares of Common Stock beneficially owned as of March 1, 2016 and includes options to purchase shares of Common Stock exercisable within 60 days of March 1, 2016 as follows: R. Havner, 303,000 shares; T. Gustavson, 39,999 shares; U. Harkham, 14,999 shares; B. Hughes, Jr., 34,999 shares; A. Poladian, 34,999 shares; G. Pruitt, 34,999 shares; R. Spogli, 9,999 shares; D. Staton, 11,666 shares; J. Reyes, 510,000 shares; D. Doll, 20,000 shares; L. Hughes, 10,000 shares; C. Krol, 15,000 shares. Includes the 10,000 RSUs scheduled to vest on April 1, 2016 for Mr. Havner but which receipt of shares has been deferred. See footnote 2 below.

(2)

Mr. Havner’s holdings held in a joint account with Mr. Havner’s spouse, other than shares of Common Stock in 401(k) accounts or IRAs, are held in a margin brokerage account. Includes the 10,000 RSUs scheduled to vest on April 1, 2016. In accordance with the terms of the 2007 Plan, Mr. Havner elected to defer the receipt of these shares in ten equal annual installments beginning on April 1, 2021.

(3)

Includes 11,348 shares of Common Stock held jointly by Ms. Gustavson and Mr. Hughes, Jr. as to which they share investment power. Also includes (i) 875,000 shares of Common Stock held by Ms. Gustavson’s son, of which 150,000 shares were pledged to an institutional lender as security by her son and (ii) 200,000 shares of Common Stock held by GLG Equities, LLC, a single member limited liability company wholly owned by Ms. Gustavson’s daughter, of which 150,000 shares were pledged to an institutional lender as security by her daughter. These pledges by Ms. Gustavson’s children represent approximately 1.6% of Ms. Gustavson’s shares of Common Stock.

(4)	Includes 26,000 shares of Common Stock (approximately 53.5% of his shares of Common Stock) held by Uri P. Harkham that were pledged to an institutional lender as security.

(5)

Includes 11,348 shares of Common Stock held jointly by Mr. Hughes, Jr. and Ms. Gustavson as to which they share investment power. Also includes 1,090,000 shares of Common Stock (approximately 21.1% of his shares of Common Stock) held by B. Wayne Hughes, Jr. that were pledged to an institutional lender as security.

(6)

Includes shares of Common Stock held of record or beneficially by members of the immediate family of executive officers of the Company and shares represented by units credited to the accounts of the executive officers of Public Storage that are held in the 401(k) Plan.

Public Storage • 2016 Proxy Statement • 39

Proposal 2

The following table sets forth information as of the dates indicated with respect to persons known to us to be the beneficial owners of more than 5% of the outstanding shares of Common Stock:

	Shares of Common Stock Beneficially Owned

Name and Address	Number of Shares	Percent of Class

B. Wayne Hughes (1)	1,536,380	0.9%

B. Wayne Hughes, Jr. (1)	5,116,466	3.0%

Tamara Hughes Gustavson (1)	18,149,872	10.5%

B. Wayne Hughes, Jr. and Tamara Hughes Gustavson (1)	11,348	*

Total	24,814,066	14.3%

Vanguard Specialized Funds -- Vanguard REIT Index Fund 100 Vanguard Blvd. Malvern, PA 19355 (2)	10,591,123	6.1%

BlackRock, Inc. 55 East 52nd Street New York, NY 10022 (3)	13,428,997	7.8%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355 (4)	19,680,643	11.4%

*	Less than 1%

(1)

This information is as of March 1, 2016. B. Wayne Hughes, B. Wayne Hughes, Jr. and Tamara Hughes Gustavson have filed a joint Schedule 13D, as amended most recently on May 22, 2015, to report their collective ownership of shares of Common Stock and may constitute a “group” within the meaning of section 13(d) (3) of the Exchange Act, although each of these persons disclaims beneficial ownership of the shares of Common Stock owned by the others. The address for the Hughes Family is 701 Western Avenue, Glendale, California 91201-2349. The number of shares of Common Stock owned also reflects transactions reported on Forms 4 since the most recent Schedule 13D amendment was filed.

(2)

This information is as of December 31, 2015 and is based on a Schedule 13G/A filed on February 9, 2016 by Vanguard Specialized Funds to report that it has sole voting power with respect to 10,591,123 shares of Common Stock.

(3)

This information is as of December 31, 2015 and is based on a Schedule 13G/A filed on January 27, 2016 by BlackRock, Inc. to report that it (including affiliates) has sole voting with respect to 12,201,488 shares of Common Stock and sole dispositive power with respect to 13,428,997 shares of Common Stock.

(4)

This information is as of December 31, 2015 and is based on a Schedule 13G/A filed on February 10, 2016 by The Vanguard Group to report that it (including affiliates) has sole voting power with respect to 489,766 shares of Common Stock, shared voting power with respect to 124,726 shares of Common Stock, sole dispositive power with respect to 19,268,730 shares of Common Stock and shared dispositive power with respect to 411,913 shares of Common Stock. These are additional shares held under the Vanguard family of funds.

Public Storage • 2016 Proxy Statement • 40

Proposal 2

Additional information about our Trustees and Executive Officers

Anti-Hedging Policy

Our Board approved an anti-hedging provision to our insider trading policy in February 2016. This new provision prohibits trustees, officers and employees from directly or indirectly engaging in hedging against future declines in the market value of any securities of the Company. The objective of this policy is to enhance alignment between the interests of our trustees, officers and employees and those of our shareholders.

Policy Regarding Pledging of Shares

Our securities trading policy discourages (but does not prohibit) the pledging of shares of Common Stock by insiders. We have considered the pledges of shares of Common Stock by Mr. Hughes, Jr., Mr. Harkham and Ms. Gustavson in light of the Company’s securities trading policy and the position of ISS, which is that pledges of shares of Common Stock by insiders may adversely affect shareholders if the insiders are forced to sell their shares of Common Stock. Our belief is that the existing pledge arrangements do not present a significant risk of lender foreclosure or an unexpected sale of large volumes of Common Stock on the open market.

Our Board is of the view that these arrangements are unlikely to result in adverse effects to shareholders as Mr. Hughes, Jr. and Ms. Gustavson each owns a greater number of shares of Common Stock that are not pledged, and Mr. Harkham’s pledges cover a relatively small number of shares. Additionally, Mr. Hughes, Jr.’s program of pledging shares of Common Stock generally predates the ISS’ anti-pledging policy, and none of Mr. Hughes, Jr.’s, Mr. Harkham’s or Ms. Gustavson’s pledges are part of a hedging strategy. Our Board also recognizes that maintaining these existing pledging arrangements allow Mr. Hughes, Jr. and Mr. Harkham to pursue their respective business interests without the need to sell Company shares to raise additional capital.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our trustees and executive officers, and persons who own more than 10% of any registered class of our equity securities to file with the SEC initial reports of beneficial ownership of Public Storage’s equity securities on Form 3 and reports of changes in beneficial ownership on Form 4 or Form 5. As a matter of practice, we typically assist our executive officers and trustees with these matters and file these reports on their behalf.

Based solely on a review of reports we filed on behalf of our trustees and executive officers, and written representations from these individuals that no other reports were required,

all reports on behalf of our trustees and executive officers were filed on a timely basis under Section 16(a).

Related Party Transaction Approval Policies and Procedures

With respect to transactions involving our trustees, the Corporate Governance Guidelines provides for review by the Nominating/Corporate Governance Committee of related party transactions that might present possible conflicts of interest. The Nominating/Corporate Governance Committee reviews related party transactions involving Board members pursuant to the Corporate Governance Guidelines. Before undertaking a related party transaction, trustees are requested to submit information to the Nominating/Corporate Governance Committee, who will advise the Company’s Chief Legal Officer. The Nominating/Corporate Governance Committee considers the matters submitted to it and makes a recommendation to the Board with respect to any action to be taken. The trustee with an actual, potential or apparent conflict of interest does not participate in the decision-making process related to the transaction.

Our executive officers who are not also trustees are subject to the Code of Conduct. Under the Code of Conduct, executive officers are required to disclose to our chief legal officer any potential conflicts of interest, which include, among other interests, financial relationships or associations where an executive’s personal interest may conflict with ours. In addition, the Audit Committee reviews on an ongoing basis related party transactions involving our executive officers and trustees and PS Business Parks that may require Board pre-approval under applicable law or may be required to be disclosed in our financial statements or proxy statement.

Relationships and Transactions with the Hughes Family

B. Wayne Hughes, our Chairman Emeritus and the Company’s Co-Founder, and Tamara Hughes Gustavson, a trustee on our Board, own and control 55 self-storage facilities in Canada. These facilities operate under the “Public Storage” tradename, which we license to the owners of these facilities on a royalty-free, non-exclusive basis. Our subsidiaries reinsure risks relating to loss of goods stored by customers in these facilities, and have received approximately $0.5 million per year for each of the three years ended December 31, 2015. Our right to continue receiving these premiums may be qualified. We have a right of first refusal, subject to limitations, to acquire the stock or assets of the corporation engaged in the operation of these facilities if their owners agree to sell them.

Public Storage • 2016 Proxy Statement • 41

Proposal 2

Management Agreement with PS Business Parks

PS Business Parks manages certain of the commercial facilities that we own pursuant to management agreements for a management fee equal to 5% of revenues. Public Storage paid a total of $0.5 million in management fees with respect to PS Business Parks’ property management services in 2015. At December 31, 2015, we had recorded amounts owed to PS Business Parks of approximately $57,000 for management fees and certain other operating expenses related to the managed facilities paid by PS Business Parks on our behalf. These amounts are the result of a time lag between PS Business Parks’ paying such expenditures and being reimbursed by us.

PS Business Parks owns certain commercial facilities that include self-storage space. We manage this self-storage space for PS Business Parks for a management fee equal to 6% of revenues generated by the self-storage space. We recorded management fees with respect to these facilities of approximately $79,000 for the year ended December 31, 2015.

Cost Sharing Arrangements and Common Board Members with PS Business Parks

Pursuant to a cost-sharing and administrative services agreement, PS Business Parks reimburses Public Storage for certain administrative services. PS Business Parks’ share of these costs totaled approximately $0.5 million for the year ended December 31, 2015.

Ronald L. Havner, Jr., Chairman, Chief Executive Officer and President of Public Storage, is also Chairman of the Board of Directors of PS Business Parks. Gary E. Pruitt, a trustee of Public Storage, is a member of the Board of Directors of PS Business Parks.

Public Storage • 2016 Proxy Statement • 42

Proposal 3:

Ratification of independent registered public accounting firm

The Audit Committee has appointed Ernst & Young LLP (EY) as the Company’s independent registered public accounting firm to audit the Consolidated Financial Statements of Public Storage and its subsidiaries for the year ending December 31, 2016

RECOMMENDATION: Vote FOR ratification of EY

Public Storage • 2016 Proxy Statement • 43

Proposal 3

Proposal 3 – Ratification of independent registered public accounting firm

Executive Summary

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee has appointed EY as the independent registered public accounting firm for Public Storage for the fiscal year ending December 31, 2016. The Audit Committee also recommended that the Board submit the appointment of EY to the Company’s shareholders for ratification.

Although we are not required to seek shareholder ratification of the appointment of EY as the independent registered public accounting firm, Public Storage is asking its shareholders to do so because it believes that shareholder ratification of the appointment is a matter of good corporate practice. Ratification of the appointment of EY requires approval by a majority of the votes cast at the meeting. For these purposes, abstentions and broker non-votes will not be counted. If the shareholders do not ratify the appointment of EY, the Audit Committee will reconsider whether or not to retain EY as the independent registered public accounting firm for Public Storage, but may determine to do so. Even if the appointment of EY is ratified by the shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of Public Storage and its shareholders.

A representative of EY, the independent registered public accounting firm for Public Storage since its organization in 1980, will be in attendance at the 2016 Annual Meeting of Shareholders and will have the opportunity to make a statement if he or she desires to do so and to respond to any appropriate shareholder inquiries.

Fees billed to the Company by EY for 2015 and 2014

The following table shows the fees billed or expected to be billed to Public Storage by EY for audit and other services provided for fiscal 2015 and 2014:

	2015	2014

Audit fees	$908,000	$1,001,000

Audit-related fees	42,000	41,000

Tax fees	243,000	320,000

All other fees	0	0

Total	1,193,000	1,362,000

Audit fees

Audit fees represent fees for professional services provided in connection with the audits of Public Storage’s annual financial statements and internal control over financial reporting, review of the quarterly financial statements included in Public Storage’s quarterly reports on Form 10-Q and services in connection with the Company’s registration statements and securities offerings.

Audit-related fees

Audit-related fees represent professional services for auditing the Public Storage 401(k)/profit sharing plan financial statements.

Tax fees

In 2015 and 2014, tax fees included $58,000 and $71,000, respectively, for preparation of federal and state income tax returns for Public Storage and its consolidated entities and $185,000 and $249,000, respectively, for various tax consulting matters.

In 2015 and 2014, our Audit Committee pre-approved all services performed for us by EY.

Public Storage • 2016 Proxy Statement • 44

Proposal 3

Audit Committee Report

The Audit Committee’s responsibilities include appointing the Company’s independent registered public accounting firm, pre-approving audit and non-audit services provided by the firm and assisting the Board in providing oversight to the Company’s financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee meets with the Company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters.

In connection with its oversight responsibilities related to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, the Audit Committee met with management and EY, the Company’s independent registered public accounting firm, and reviewed and discussed with them the audited consolidated financial statements. The Audit Committee discussed with EY matters required to be discussed by the Public Company Accounting Oversight Board (the PCAOB) Auditing Standard No. 16, Communications with Audit Committees, as modified or supplemented. The Audit Committee also discussed with EY the overall scope and plans for the annual audit, the results of their audit, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

EY also provided to the Audit Committee the written disclosures and the letter required by the applicable rules of the PCAOB, and the Audit Committee discussed with EY EY’s independence. In addition, the Audit Committee has considered whether EY’s provision of non-audit services to the Company and its affiliates is compatible with EY’s independence.

The Audit Committee met with representatives of management, the internal auditors, legal counsel and EY on a regular basis throughout the year to discuss the progress of management’s testing and evaluation of the Company’s system of internal control over financial reporting in response to the applicable requirements of the Sarbanes-Oxley Act of 2002 and related SEC regulations. At the conclusion of this process, the Audit Committee received from management its assessment and report on the effectiveness of the Company’s internal controls over financial reporting. In addition, the Audit Committee received from EY its assessment of and opinion on the Company’s internal control over financial reporting as of December 31, 2015. The Audit Committee reviewed and discussed the results of management’s assessment and EY’s audit.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC. The Audit Committee also approved the appointment of EY as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016 and recommended that the Board submit this appointment to the Company’s shareholders for ratification at the 2016 Annual Meeting.

THE AUDIT COMMITTEE

Avedick B. Poladian (Chairman)

Gary E. Pruitt

Daniel C. Staton

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Proposal 4:

Approval of the 2016 Equity and Performance-Based Incentive Compensation Plan

Approve the Company’s 2016 Equity and Performance-Based Incentive Compensation Plan (the 2016 Plan)
RECOMMENDATION: Vote FOR approval of the 2016 Plan

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Proposal 4 – Approval of the 2016 Equity and Performance-Based Incentive Compensation Plan

On February 15, 2016, upon the recommendation of our Compensation Committee, our Board unanimously approved the Public Storage 2016 Equity and Performance-Based Incentive Compensation Plan (the 2016 Plan), subject to approval by our shareholders at this Annual Meeting.

The 2016 Plan would replace the Public Storage 2007 Equity and Performance-Based Incentive Compensation Plan (as amended, the 2007 Plan) and would apply to awards granted on or after the date of our Annual Meeting.

2016 Plan – Key Facts

Shareholder Approval

At our Annual Meeting, we are asking our shareholders to consider and approve adoption of the 2016 Plan, which is an amendment and restatement of the 2007 Plan, and to approve certain material terms and conditions relating to performance-based compensation under the 2016 Plan.

Protection of Shareholder Interests and Alignment with Compensation Principles

The 2016 Plan includes the following features designed to protect shareholder interests and reflect our compensation principles:

✓	Clawback of gains pursuant to SEC rules or other applicable law;

✓	No repricing or below-market grants of options and SARs;

✓	Reserves only enough shares needed for five years based on three-year average burn rate;

✓	No re-granting of shares not issued in a netted vesting or exercise;

✓	Limits acceleration of vesting in a change of control based on assumption of award and/or satisfaction of performance standards;

✓	Double-trigger change of control provisions that limit acceleration in a change of control unless the employee was also terminated without cause;

✓	No Board discretion to declare a transaction as a change of control; and

✓	No payment of dividends before performance standards are met.

Importance of the 2016 Plan

Our equity plan continues to be a crucial component of our compensation program for our executives and other key employees. Without a shareholder-approved equity plan, we would be reliant on cash-settled awards as our sole method of incentive-based compensation. Our ability to grant equity-based awards is critical to us and our shareholders because equity-based awards allow us to make a substantial portion of our executive officers’ compensation at-risk and contingent on the Company’s operating and stock-price performance over the long-term.

Historical Burn Rate and Potential Dilution

The average rate at which we grant equity awards is well below the “burn rate” benchmark that ISS has set for our industry. The following table sets forth information relating to our historical burn rate under the 2007 Plan over the last three years:

	2013	2014	2015	Average

Equity-based awards granted (1)	432,765	824,607	587,376	614,916

Weighted average shares outstanding	171,640,000	172,251,000	172,699,000	172,196,667

Burn rate (2)	0.25%	0.48%	0.34%	0.36%

(1)	Represents the gross number of shares underlying option and RSU awards granted during the applicable year.
(2)	Equity-based awards granted divided by weighted average shares outstanding.

The potential dilution resulting from issuing all of the 2,000,000 additional shares to be authorized under the 2016 Plan is only 1.16%, based on our full year weighted average shares outstanding in 2015 (approximately 172.7 million shares).

Effectiveness of 2016 Plan

If our shareholders approve the 2016 Plan, the 2016 Plan will become effective on the date of the Annual Meeting. If our shareholders do not approve the 2016 Plan, the 2007 Plan will continue and remain as is, and the Company may continue to grant awards under the 2007 Plan to the extent there are shares of Common Stock available for issuance under the 2007 Plan.

Approval of Terms of Performance-Based Compensation

We are also asking our shareholders to approve the material terms and conditions for performance-based compensation intended to qualify under Section 162(m) included in the 2016 Plan, which are: (i) eligibility for awards, (ii) maximum amount of performance-based compensation payable under

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Proposal 4

the 2016 Plan during a specified period to any eligible person and (iii) performance measures to establish performance goals as a condition to payment (together, the Performance Terms).

If our shareholders approve the performance terms, compensation paid to the Company’s covered employees upon achievement of performance goals based on one or more of the performance measures in the 2016 Plan, subject to the Company’s satisfaction of the other requirements of Section 162(m), may continue to be fully deductible by the Company under Section 162(m) until our annual meeting of shareholders in 2021 when the Company is required to obtain shareholder re-approval of these terms and conditions. If our shareholders do not approve the Performance Terms, the Compensation Committee will continue granting performance-based awards using the performance measures in the 2007 Plan, but shareholder re-approval would be required at our annual meeting of shareholders in 2017 for any performance-based compensation to be eligible to be fully deductible by the Company thereafter.

Vote Required

The affirmative vote of a majority of the votes cast at the Annual Meeting is necessary for approval of the 2016 Plan and the Performance Terms. For purposes of the vote on this proposal, abstentions will have the same effect as votes against, but broker non-votes will not affect the vote.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2015 on the Company’s equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	2,677,667 (2)	$130.18 (4)	774,888
Equity compensation plans not approved by security holders (3)	-	-	-

(1)	The Company’s stock option and stock incentive plans are described more fully in Note 10 to the December 31, 2015 financial statements.
(2)	Includes 737,388 RSUs that, if and when vested, will be settled in common shares of the Company on a one-for-one basis.
(3)	There are no securities available for future issuance or currently outstanding under plans not approved by the Company’s shareholders as of December 31, 2015.
(4)	Represents the average exercise price of 1,940,279 stock options outstanding at December 31, 2015. We also have 737,388 RSUs outstanding at December 31, 2015 that vest for no consideration.

Summary of the Material Terms of the 2016 Plan

In assessing the terms of the 2016 Plan, our Compensation Committee considered, among other things, the existing terms of the 2007 Plan, our compensation philosophy and practices and feedback from our shareholders.

The following summary of the material terms of the 2016 Plan is qualified in its entirety by reference to the complete text of the 2016 Plan, which is attached to this proxy statement as Appendix A.

If approved by our shareholders, the 2016 Plan would, among other changes:

●	Amend and restate the 2007 Plan;

●	Increase the number of shares of Common Stock reserved for issuance under the 2016 Plan by 2,000,000 shares and roll forward unused or forfeited shares under the 2007 Plan;

●	Extend the termination date of the 2016 Plan until April 24, 2026, which is the day before the tenth anniversary of this Annual Meeting;

●	Establish the material terms of performance-based compensation under the 2016 Plan as required by Section 162(m) of the Code, including the addition of certain performance measures;

●	Set an annual limitation on awards granted to non-employee trustees;

●	Revise the definition of “change of control”; and

●

Revise the treatment of outstanding awards upon a change of control, including to provide for pro-rata vesting of performance-based awards upon a change of control in which awards are not assumed or continued and to provide for double-trigger vesting upon a change of control in which awards are assumed or continued.

Purpose

The purposes of the 2016 Plan are to:

●

incentivize the Company’s officers, trustees employees (including prospective employees), consultants and others who may perform services for the Company, including by making available the benefits of increased ownership of Common Stock;

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●	promote the alignment of the interests of the Company’s officers, directors, employees, consultants and other service providers with those of our shareholders; and

●	assist in the recruitment and retention of the Company’s service providers.

Types of Awards

The 2016 Plan provides for grants of the following specific types of awards and permits other equity-based or equity-related awards (each, an Award and, collectively, Awards). Each Award will be evidenced by an award agreement (together with any award statement or supplemental documents, an Award Agreement), which will govern that Award’s terms and conditions.

●

RSUs. An RSU is an unfunded, unsecured obligation to deliver a share of Common Stock (or cash or other securities or property) at a future date upon satisfaction of the conditions specified in the Award Agreement.

●

Restricted Shares. A Restricted Share is a share of Common Stock that is registered in the recipient’s name, but that is subject to transfer restrictions and may be subject to forfeiture or vesting conditions for a period of time as specified in the Award Agreement.

The recipient of a Restricted Share has the rights of a shareholder, including voting and dividend rights, subject to any restrictions and conditions specified in the Award Agreement.

●

Dividend Equivalent Rights. A dividend equivalent right represents an unfunded and unsecured promise to pay to the recipient an amount equal to all or any portion of the regular cash dividends that would be paid on a specified number of shares of Common Stock if those shares were owned by the recipient.

A dividend equivalent right may be granted alone or in connection with another Award. Under the 2016 Plan, no payments will be made in respect of dividend equivalent rights before any applicable performance goals relating to the dividend equivalent right or the related Award are satisfied.

●

Options and SARs. An option entitles the recipient to purchase a share of Common Stock at an exercise price specified in the Award Agreement (including through a cashless exercise). The 2016 Plan only permits grants of nonqualified stock options, which are options that do not qualify as “incentive stock options” under Section 422 of the Code.

A stock appreciation right (SAR) may entitle the recipient to receive shares of Common Stock, cash or other property on the exercise date having a value equal to the excess of market value of the underlying Common Stock over the exercise price specified in the Award Agreement.

Options and SARs become exercisable as specified in the Award Agreement but within ten years after the date of grant. The 2016 Plan provides that we may not reset the exercise price for options and SARs and we may not issue any options or SARs with an exercise price less than the closing price of a share of Common Stock on the NYSE on the date of grant. Grants of options and SARs are subject to the individual limits described below.

Eligibility

The 2016 Plan permits grants of Awards to any employees, officers, trustees, directors, consultants and advisers of the Company and its affiliates and subsidiaries, and any other individual whose participation in the 2016 Plan the Compensation Committee determines is in the best interests of the Company.

The Compensation Committee, in its discretion, will approve awards to be granted under the 2016 Plan. As of March 1, 2016, the record date, the Company had approximately 500 employees and seven non-employee trustees who are eligible to participate in the 2016 Plan.

Term

The 2016 Plan will terminate on, and no more Awards will be permitted to be granted thereunder without further shareholder approval on or after, April 24, 2026. The termination of the 2016 Plan will not affect previously granted Awards. We expect to seek shareholder approval of a new equity compensation plan before expiration of the 2016 Plan, when we have used all shares available for grant under the 2016 Plan, or if earlier approval is otherwise deemed appropriate by our Compensation Committee (see —Shares Subject to the 2016 Plan; Other Limitations of Awards below).

Administration

The Compensation Committee will administer the 2016 Plan and will have the authority to make all determinations in its discretion that it deems necessary or advisable for the administration of the 2016 Plan. The Compensation Committee may also delegate to a trustee or committee of at least two trustees the authority to grant awards to employees and other service providers who are not subject to Section 16 of the Exchange Act and are not covered employees under Section 162(m).

References to the Compensation Committee include reference to the Board and/or other delegates of the Board for those periods when the Board or such other delegate(s) appointed by the Board are acting.

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Shares Subject to the 2016 Plan; Other Limitations of Awards

Up to approximately 2,453,000 shares of Common Stock may be delivered pursuant to Awards granted under the 2016 Plan (i.e., 2,000,000 new shares plus approximately 453,000 shares available for issuance under the 2007 Plan as of March 1, 2016, the record date).

If an award terminates by expiration, forfeiture, cancellation, failure to vest, or otherwise without the related issuance of shares of Common Stock, then such unissued shares will again be available for awards under the 2016 Plan.

However, the number of shares of Common Stock issuable under the 2016 Plan will not be increased by the number of shares of Common Stock (i) tendered or not issued upon exercise of an option, (ii) tendered or not issued upon the net settlement of a stock-settled SAR, (iii) withheld in connection with the Company’s tax withholding obligations, or (iv) repurchased by the Company using option proceeds.

●

The maximum number of shares of Common Stock subject to options or SARs that can be granted under the 2016 Plan to any person (other than a non-employee trustee) in a calendar year is one million shares.

●

The maximum value that can be granted under the 2016 Plan to any person (other than a non-employee trustee) in a calendar year under an award other than options or SARs is $15 million in the aggregate for all such awards.

●	The maximum number of shares of Common Stock that can be granted under the 2016 Plan to any non-employee trustee in a calendar year under any award is one hundred thousand (100,000) shares.

In the event of any increase or decrease in the number of issued shares of Common Stock (or issuance of shares of stock other than shares of Common Stock) resulting from certain corporate transactions that affect the Company’s capitalization, the Compensation Committee will adjust the number of shares of Common Stock issuable under the 2016 Plan and the terms of any outstanding Awards in such manner as it deems appropriate to prevent the enlargement or dilution of rights.

As of March 1, 2016, the closing price of a share of Common Stock on the NYSE was $254.90.

Amendment

The Compensation Committee may, at any time, suspend, discontinue, revise or amend the 2016 Plan in any respect, including in any manner that adversely affects the rights, duties or obligations of any recipients of Awards. In general, we will seek shareholder approval of any suspension, discontinuance, revision or amendment to the extent necessary to comply with any applicable law, rule or regulation.

Change of Control

A change of control occurs under the 2016 Plan upon any of the following:

●	dissolution or liquidation of the Company or merger, consolidation, or reorganization in which the Company is not the surviving corporation;

●	sale of substantially all Company assets;

●

merger in which the Company is the surviving corporation but after which the Company’s shareholders immediately prior to such merger cease to own their shares or other equity interest in the Company; or

●	the acquisition, sale or transfer of more than 30% of the Company’s outstanding shares by tender offer or similar transaction.

Accelerated Vesting. If the Company experiences a change of control where awards will not be assumed or continued by the surviving entity:

●	immediately before the change of control, except for performance awards, all restricted stock and stock units will vest (and all applicable restrictions and conditions will lapse);

●

immediately before the change of control, performance awards will vest based on actual performance as of the change of control or target performance, as determined by the Compensation Committee, and will vest pro rata based on the portion of the applicable performance period completed as of the change of control; and

●

at the Compensation Committee’s discretion, either or both of the following actions may be taken: (a) all options and SARs will immediately vest and be exercisable 15 days before the change of control and terminate if unexercised upon the consummation of the change of control and/or (b) all options, SARs, restricted stock and stock units will be terminated and cashed out or redeemed for securities of equivalent value.

Double-Trigger Change of Control

If the Company experiences a change of control where awards will be assumed or continued by the surviving entity and do not otherwise accelerate or become exercisable at such time, the assumed or continued awards will not vest unless (in addition to any other conditions set forth in the Award Agreement):

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Proposal 4

●	the change of control occurs; and

●	the recipient’s employment is terminated without Cause (as defined in the 2016 Plan) within one year following the change of control.

Mandatory Repayment and Clawback

The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a recipient upon the recipient’s violation or breach of an employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any confidentiality obligation with respect to the Company, to the extent specified in such Award Agreement. Furthermore, the Company may annul an Award if the recipient is an employee of the Company and is terminated for Cause.

Any Award granted pursuant to the 2016 Plan is subject to mandatory repayment by the recipient to the Company if the recipient is or becomes subject to any clawback requirement under applicable laws.

Performance-Based Compensation

Section 162(m) limits publicly-held companies to an annual deduction for U.S. federal income tax purposes of $1 million for compensation paid to each covered employee. “Covered employees” include the Company’s CEO and other three highest compensated executive officers (other than the CFO). However, performance-based compensation is excluded from the $1 million limitation. To qualify as performance-based:

●	the compensation must be paid only for attainment of one or more pre-established, objective performance goals;

●	the performance goal under which compensation is paid must be established by a committee comprised solely of at least two trustees who qualify as “outside trustees” for purposes of the exception;

●	the material terms of the performance goal for the compensation must be disclosed to and approved by the Company’s shareholders before payment is made; and

●	the Compensation Committee must certify in writing, before payment, that the performance goals and any other material terms were satisfied.

The Compensation Committee may designate whether any Awards, such as restricted stock, stock units or cash awards being granted are intended to be performance-based compensation. The performance goals used for such awards will be based on any one or more of the following performance measures, as selected by the Compensation Committee:

●	changes in funds from operation (FFO), FFO per share or FFO as adjusted;
●	changes in funds available for distribution (FAD);
●	same store revenue growth or targets or other sales or revenue growth or targets;
●	changes in intrinsic business value;
●	stock price or TSR;
●	implementation, commencement or completion of critical or strategic projects, acquisitions or processes;
●	return measures, including return on invested capital and return on assets, capital, investment or equity;
●	divestiture, joint venture or development activity;
●	measures related to geographic business expansion or market share, customer satisfaction, employee satisfaction, human resources management, legal matters or information technology;
●	net earnings or net income;
●	operating earnings; or
●	gross or operating margins.

These performance measures may apply to an individual, business unit, specified subsidiary or the Company as a whole and need not be based on an increase or positive result under the performance measure selected.

The performance targets may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur) and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Performance targets will be subject to certification by the Compensation Committee.

Other Terms of Awards

No recipient of any Award under the 2016 Plan will have any of the rights of a shareholder of the Company with respect to shares subject to an Award until the delivery of the shares, except that holders of restricted stock and RSUs may be entitled to receive dividends declared and paid on the subject shares to the extent the applicable performance goals are satisfied (for performance-based Awards).

New Awards

The awards, if any, that will be made to eligible recipients under the 2016 Plan are subject to the Compensation Committee’s discretion, and we cannot currently determine the benefits or number of shares subject to awards that may be granted to eligible recipients under the 2016 Plan. Therefore, no new plan benefits table can be provided at this time.

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Summary of U.S. Federal Income Tax Consequences

THE FOLLOWING IS A SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF GRANTS OF AWARDS UNDER THE 2016 PLAN. THE FOLLOWING SUMMARY DOES NOT DESCRIBE STATE, LOCAL OR FOREIGN TAX CONSIDERATIONS. THE APPLICABLE RULES ARE COMPLEX AND MAY VARY WITH A RECIPIENT’S INDIVIDUAL CIRCUMSTANCES. THIS DESCRIPTION IS GENERAL AND DOES NOT ADDRESS ALL OF THE POTENTIAL FEDERAL AND OTHER INCOME TAX CONSEQUENCES TO EVERY RECIPIENT. A RECIPIENT SHOULD NOT RELY ON THIS SUMMARY AND SHOULD CONSULT HIS/HER TAX ADVISOR.

Non-Qualified Stock Options. The grant of a non-qualified stock option will not be a taxable event for the recipient or the Company. Upon exercising a non-qualified stock option, a recipient will recognize ordinary income in an amount equal to the difference between the option price and the fair market value of the Common Stock on the exercise date. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified stock option, the recipient will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of Common Stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements and with Section 162(m), we will be entitled to a business expense deduction in the same amount and generally at the same time as the recipient recognizes ordinary income.

A recipient who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the option is exercised by the family member, and the recipient will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of Common Stock will be the fair market value of the shares of Common Stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, the transferred options and the shares acquired on exercise of the transferred options will not be includable in the recipient’s estate for estate tax purposes.

If a recipient transfers a non-qualified stock option to his/her ex-spouse incident to the recipient’s divorce, the recipient and the ex-spouse will not recognize any taxable income at the time of the transfer. In general, a transfer is made incident to divorce if the transfer occurs within one year after the marriage ends or is related to the end of the marriage (e.g., if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the option price and the fair market value of the shares of Common Stock at the time of exercise. Any distribution to the ex-spouse from the exercise of the option will have employment and income tax withholding at that time.

SARs. There are no immediate U.S. federal income tax consequences of receiving an award of SARs under the 2016 Plan. Upon exercising a SAR, a recipient will recognize ordinary income in an amount equal to the difference between the SAR exercise price and the fair market value of the Common Stock on the exercise date. If we comply with applicable reporting requirements and with Section 162(m), we will be entitled to a business expense deduction in the same amount and generally at the same time as the recipient recognizes ordinary income.

Restricted Stock. A recipient who is awarded restricted stock will not recognize any taxable income for U.S. federal income tax purposes in the year of the award, provided that the shares of Common Stock are subject to restrictions (that is, the shares are nontransferable and subject to a substantial risk of forfeiture). However, within 30 days after a recipient receives the award of restricted stock, the recipient may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the Common Stock on the grant date (less the purchase price, if any), determined without regard to the restrictions. If the Section 83(b) election is timely made, when the restrictions on the shares lapse, the recipient will not recognize any additional income. If the recipient does not make the Section 83(b) election, the fair market value of the Common Stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the recipient and will be taxable in the year the restrictions lapse, and dividends paid while the Common Stock is subject to restrictions will be subject to withholding taxes. If we comply with applicable reporting requirements and with Section 162(m), we will be entitled to a business expense deduction in the same amount and generally at the same time as the recipient recognizes ordinary income.

RSUs. There are no immediate U.S. federal income tax consequences of receiving an award of RSUs under the 2016 Plan. A recipient who is awarded RSUs will be required to recognize ordinary income in an amount equal to the fair market value of shares issued, or for a cash-settled award, the amount of the cash payment made, to such recipient at the later of the end of the restriction period or the payment date. If we comply with applicable reporting requirements and with Section 162(m), we will be entitled to a business expense deduction in the same amount and generally at the same time as the recipient recognizes ordinary income.

Dividend Equivalent Rights and Cash Awards. Recipients who receive dividend equivalent rights or cash awards under the 2016 Plan will be required to recognize ordinary income in an amount distributed to the recipient pursuant to the award. If

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Proposal 4

we comply with applicable reporting requirements and with Section 162(m), we will be entitled to a business expense deduction in the same amount and generally at the same time as the recipient recognizes ordinary income.

Limitation on Deduction of Certain Compensation. A publicly-held corporation like the Company may not deduct more than $1 million of compensation paid in any year to its covered employees unless the compensation constitutes performance-based compensation under Section 162(m). The 2016 Plan is designed to permit the Compensation Committee to grant awards to covered employees that will constitute performance-based compensation under Section 162(m); however, the Compensation Committee has discretion to award compensation under the 2016 Plan that would not qualify as performance-based compensation under Section 162(m).

Section 280G. If payments contingent on a change of control are determined to exceed certain limitations, such payments may be subject to a 20% nondeductible excise tax, and the Company’s deduction for the associated compensation expense may be disallowed in whole or in part. The 2016 Plan includes a Section 280G “best after tax” provision, which provides that if any payments under the 2016 Plan or otherwise would constitute parachute payments under Section 280G of the Code and be subject to the excise tax imposed under Section 4999 of the Code, then the payments will be reduced by the amount required to avoid the excise tax if the reduction would give the recipient a better after-tax result than if the recipient received the payments in full.

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General information about the meeting

Purpose of proxy solicitation

We are providing these materials on behalf of the Board to ask for your vote and to solicit your proxies for use at our 2016 Annual Meeting, or any adjournments or postponements thereof.

We have made these materials available to you on the Internet or, upon your request, delivered printed versions of these materials to you by mail, because you were a shareholder as of March 1, 2016, the record date (the record date) fixed by the Board, and are therefore entitled to receive Notice of the Annual Meeting and to vote on matters presented at the meeting.

Important notice regarding delivery of security holder documents

We are pleased to take advantage of the SEC rules that allow us to furnish proxy materials to you on the Internet. These rules allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Our Annual Report to Shareholders (the Annual Report) includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 26, 2016, excluding exhibits. On or about March 16, 2016, we mailed you a Notice containing instructions on how to access this proxy statement and our Annual Report and vote over the Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how you may submit your proxy over the Internet. If you received the Notice by mail and would like a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice.

Availability of proxy statement and annual report

All shareholders receiving this proxy statement should have also received a paper copy or access to an electronic copy of the 2015 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2015. Shareholders may request a free copy of our 2015 Annual Report on Form 10-K, including financial statements and schedules, by sending a written request to: Public Storage, 701 Western Avenue, Glendale, California 91201-2349, Attn: Investor Services. Alternatively, shareholders can access the 2015 Annual Report on Form 10-K and other financial information on Public Storage’s “Investor Relations” section of its website at: www.publicstorage.com. Public Storage will also furnish any exhibit to the 2015 Annual Report on Form 10-K upon written request and payment of a copying charge of 20 cents per page.

Date, time and place of the annual meeting

The Annual Meeting will be held on Monday, April 25, 2016 at 11:00 a.m., Pacific Daylight Time, at the Westin Pasadena, 191 North Los Robles Avenue, Pasadena, California 91101.

Who can vote

If you are a holder of Common Stock at the close of business on the record date, you may vote the shares of Common Stock that you hold on that date at the Annual Meeting. For all matters submitted for vote at the Annual Meeting, each share of Common Stock is entitled to one vote.

Quorum for the annual meeting

If a majority of the shares of Common Stock outstanding on the record date are present in person or represented by proxy at the Annual Meeting, we will have a quorum, permitting business to be conducted at the Annual Meeting. As of the record date of March 1, 2016, we had 173,148,171 shares of Common Stock outstanding and entitled to vote.

We will count abstentions and shares held by brokers or nominees who have not received instructions from the beneficial owner (broker non-votes) as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

How votes are counted

For the election of trustees, trustee nominees receiving an affirmative majority of votes cast (i.e., the number of shares cast “for” a trustee nominee must exceed the number of votes cast “against” that nominee) will be elected. Similarly, approval of each other proposal to be voted on at the annual meeting requires an affirmative majority of the votes cast (i.e., the number of shares cast “for” the proposal must exceed the number of votes cast “against” that proposal). We will not count shares that abstain from voting. However, abstentions will have the same effect as votes against with respect to Proposal 4 to approve the 2016 Plan. Broker non-votes will not affect the vote on Proposal 4.

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Although the advisory vote on executive compensation in Proposal 2 is non-binding, the Compensation Committee will consider and take into account the vote results in making future executive compensation determinations.

Trustee nominees who do not receive a majority of the votes cast

If a nominee who is currently serving as a trustee is not re-elected, Maryland law provides that the trustee would continue to serve on the Board as a “holdover” trustee.

Under our Corporate Governance Guidelines, each trustee nominee who does not receive the required majority vote for election must submit a resignation. The Nominating/Corporate Governance Committee would then make a recommendation to the Board about whether to accept or reject the resignation or take other action. The Board would act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and rationale within 90 days from the date the election results were certified. If a trustee’s resignation is accepted by the Board, the Board may fill the resulting vacancy or decrease the size of the Board as provided in our bylaws.

How proxies will be voted

If you hold shares through a broker or nominee and do not provide the broker or nominee with specific voting instructions, under the rules that govern brokers or nominees in such circumstances, your broker or nominee will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

●	Your broker or nominee will not have the authority to exercise discretion to vote such shares with respect to Proposals 1, 2 and 4 because the NYSE rules treat these matters as non-routine.

●	Your broker or nominee will have the authority to exercise discretion to vote such shares with respect to Proposal 3 because that matter is treated as routine under the NYSE rules.

Broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum but will otherwise have no effect on the outcome of the vote on Proposals 1, 2 and 4.

If you are a registered shareholder and no instructions are indicated on a properly executed proxy card submitted by you, the shares represented by the proxy will be voted FOR each of Proposals 1, 2, 3 and 4, and in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting, or any adjournments or postponements thereof.

How to cast a vote

You may vote by any one of the following means:

●

By Internet: Shareholders who received a Notice about the Internet availability of our proxy materials may submit proxies over the Internet by following the instructions on the Notice. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

●

By Telephone: If provided on your proxy card or voting instruction card and if you live in the United States or Canada, you may submit proxies by telephone by calling the telephone number indicated on the card and following the instructions. When voting, you will need to have available the control number that appears on the card.

●

By Mail: Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying self-addressed envelope. No postage is necessary if mailed in the United States.

●

In person, at the Annual Meeting: Shareholders who hold shares in their name as the shareholder of record may vote in person at the Annual Meeting. Shareholders who are beneficial owners but not shareholders of record may vote in person at the Annual Meeting only with a legal proxy obtained from their broker, trustee or nominee, as applicable.

Properly completed and submitted proxy cards and voting instruction cards, and proxies properly completed and submitted over the Internet, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein.

How to vote as a participant in the Public Storage 401(k)/profit sharing plan

If you hold your shares as a participant in the 401(k) Plan, your proxy will serve as a voting instruction for the trustee of the 401(k) Plan with respect to the amount of shares of Common Stock credited to your account as of the record date. If you provide voting instructions via your proxy card or voting instruction card with respect to your shares of Common Stock held in the 401(k) Plan, the trustee will vote

Public Storage • 2016 Proxy Statement • 55

those shares of Common Stock in the manner specified. The trustee will vote any shares of Common Stock for which it does not receive instructions in the same proportion as the shares of Common Stock for which voting instructions have been received by the trustee, unless the trustee is required by law to exercise its discretion in voting such shares.

To allow sufficient time for the trustee to vote your shares of Common Stock, the trustee must receive your voting instructions by 7:00 a.m., Pacific Daylight Time, on April 21, 2016.

Changing your vote

You can change your vote at any time before your proxy is voted at the Annual Meeting. To revoke your proxy, you must:

●	file an instrument of revocation with our Corporate Secretary at our principal executive offices, 701 Western Avenue, Glendale, California 91201-2349;

●	mail a new proxy card dated after the date of the proxy you wish to revoke to our Corporate Secretary at our principal executive offices;

●	submit a later dated proxy over the Internet in accordance with the instructions set forth on the Internet voting website; or

●	if you are a shareholder of record, or you obtain a legal proxy from your broker, trustee or nominee, as applicable, attend the Annual Meeting and vote in person.

If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions indicated on the proxy card, voting instruction card or, if submitted over the Internet, as indicated on the submission.

Cost of this proxy solicitation

We bear all proxy solicitation costs. In addition to solicitations by mail, our Board, our officers and our regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, electronic transmission and personal interviews.

We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting materials to the beneficial owners of Common Stock. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with distributing proxy materials. Alliance Advisors LLC may be retained as our proxy distribution agent, for which they would receive an estimated fee of $1,000 together with normal and customary expenses.

Contacting our transfer agent

Please contact Public Storage’s transfer agent, at the phone number or address listed below, with any questions concerning share certificates, dividend checks, transfer of ownership or other matters pertaining to your share account:

Computershare Trust Company, N.A.

Attn: Shareholder Services

250 Royall Street

Canton, Massachusetts 02021

Phone: (781) 575-3120

Consideration of candidates for trustee

Shareholder Recommendations. The policy of the Nominating/Corporate Governance Committee is to consider properly submitted shareholder recommendations of candidates for membership on the Board. Under this policy, shareholder recommendations may only be submitted by shareholders who would be entitled to submit shareholder proposals under the SEC rules. In evaluating recommendations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria described above. Any shareholder recommendations proposed for consideration by the Nominating/Corporate Governance Committee should include the candidate’s name and qualifications for Board membership, including the information required under Regulation 14A under the Exchange Act, and should be addressed to: Public Storage, 701 Western Avenue, Glendale, California 91201-2349, Attention: Corporate Secretary.

Deadline to Propose or Nominate Individuals to Serve as Trustees. A shareholder may send a proposed trustee candidate’s name and information to the Board at any time. Generally, such proposed candidates are considered at the Nominating/Corporate Governance Committee meeting prior to the annual meeting. To nominate an individual for election at the 2017 Annual Meeting, the shareholder must give timely notice to the Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by the Corporate Secretary between the close of business on November 16, 2016 and the close of business on December 16, 2016, unless the date of the 2017 proxy statement for the 2017 Annual Meeting (the 2017 Proxy Statement) is moved by more than 30 days before or after the anniversary of the date of this proxy statement, in which case the nomination must be received no earlier than the 120th day and no later than the 90th day prior to the mailing of the notice for such meeting or the tenth day following the

Public Storage • 2016 Proxy Statement • 56

date we announce publicly the date for our 2017 Proxy Statement.

Deadlines for receipt of shareholder proposals

Any proposal that a holder of our shares wishes to submit for inclusion in our 2017 Proxy Statement pursuant to SEC Rule 14a-8, including any notice by a shareholder of his, her or its intention to cumulate votes in the election of trustees at the 2017 Annual Meeting, must be received by Public Storage no later than November 16, 2016. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company-sponsored proxy materials.

In addition, notice of any proposal that a holder of our shares wishes to propose for consideration at the 2017 Annual Meeting, but does not seek to include in the 2017 Proxy Statement pursuant to Rule 14a-8, must be delivered to Public Storage no earlier than November 16, 2016 and no later than December 16, 2016 if the proposing holder of our shares wishes for Public Storage to describe the nature of the proposal in its 2017 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. As with shareholder nominations of trustee candidates discussed above, if the date of the 2017 Proxy Statement is moved by more than 30 days before or after the anniversary of the date of this proxy statement, the shareholder proposal must be received no earlier than the 120th day and no later than the 90th day prior to the mailing of the notice for the meeting or the tenth day following the date we announce publicly the date for the 2017 Proxy Statement. Any shareholder proposals or notices submitted to Public Storage in connection with the 2017 Annual Meeting should be addressed to: Public Storage, 701 Western Avenue, Glendale, California 91201-2349, Attention: Corporate Secretary.

Your vote is important

You are urged to vote the accompanying proxy/instruction card and sign, date and return it in the enclosed pre-addressed postage-prepaid envelope at your earliest convenience, whether or not you currently plan to attend the meeting in person.

Public Storage • 2016 Proxy Statement • 57

Public Storage • 2016 Proxy Statement • 58

Appendix

Appendix A

Public Storage 2016 Equity and Performance-Based

Incentive Compensation Plan

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PUBLIC STORAGE

2016 EQUITY AND PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN

Effective April 25, 2016

1.	GENERAL PURPOSES OF THE PLAN; DEFINITIONS

The purposes of this Plan are to enhance the Company’s ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such persons to serve the Company and its Affiliates to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company.

The Plan amends and restates the 2007 Plan. Awards previously granted under the 2007 Plan will be subject to the terms of the Plan, except to the extent that the terms of the Plan are inconsistent with the terms of those Awards. The following terms shall be defined as set forth below:

“Affiliate” means (i) any entity that is, directly or indirectly, controlled by the Company, including a Subsidiary, and (ii) any other entity in which the Company has a significant equity interest or which has a significant equity interest in the Company, in either case as determined by the Committee.

“Amendment Date” means April 25, 2016, the date the Plan was approved by the Company’s shareholders.

“Annual Incentive Award” means an Award made for achieving performance goals over a performance period of up to one year (the Company’s fiscal year, unless otherwise specified by the Committee).

“Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, Unrestricted Stock, Stock Unit, Dividend Equivalent Rights, or cash award under the Plan.

“Award Agreement” means the written agreement between the Company and a Participant that sets out the terms and conditions of an Award.

“Board” means the Board of Trustees of the Company.

“Cause” means any of the following that the Committee determines may materially injure the financial condition or business reputation of the Company: (i) any willful act or omission by a Participant constituting dishonesty, fraud or other malfeasance and (ii) any material breach of an agreement between a Participant and the Company.

“Change of Control” means the occurrence of any of the following events: (i) the dissolution or liquidation of the Company, or a merger, consolidation or reorganization of the Company with one or more entities in which the Company is not the surviving entity; (ii) a sale of substantially all of the Company’s assets; (iii) a merger in which the Company is the surviving entity but after which the Company’s shareholders immediately prior to such merger cease to own their shares or other equity interest in the Company; or (iv) the acquisition, sale or transfer of more than 30% of the Company’s outstanding shares by tender offer or similar transaction.

“Code” means the Internal Revenue Code of 1986, as now in effect or as later amended. References to particular sections shall as appropriate take into account related rules, regulations and interpretations.

“Committee” means the Board, or the committee appointed by the Board to administer the Plan, which shall be composed of not less than two Outside Trustees, each of whom shall (i) be a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act; (ii) be an “outside director” within the meaning of Code Section 162(m); and (iii) comply with the independence requirements under the applicable stock exchange listing requirements. Until otherwise determined by the Board, the Compensation Committee of the Board shall be the designated Committee under the Plan with respect to Awards.

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“Company” means Public Storage, a Maryland real estate investment trust, or its successors. As appropriate in the context, references to the Company will include references to Affiliates.

“Covered Employee” means any Participant who is, or the Committee considers likely to be, a “covered employee” within the meaning of Code Section 162(m).

“Disability” means the Participant is unable to perform the essential duties of such Participant’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than twelve (12) months.

“Dividend Equivalent Right” means a right, granted under Section 11, to receive cash, Stock, other Awards or other property equal in value to dividends paid relating to a specified number of shares of Stock, or other periodic payments.

“Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as amended.

“Fair Market Value” of the Stock on any given date means the last reported sale price at which Stock is traded on such date or, if no Stock is traded on such date, the most recent date on which Stock was traded, as reflected on the New York Stock Exchange or, if applicable, any other national exchange on which the Stock is traded. If the Stock is not then listed on any established national or regional exchange, Fair Market Value shall be the value of the Stock as determined by the Committee in good faith in a manner consistent with Code Section 409A.

“Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Participant, any person sharing the Participant’s household (other than a tenant or employee), a trust in which any one or more of these persons (and/or the Participant) have more than fifty percent (50%) of the beneficial interest, a foundation in which any one or more of these persons (and/or the Participant) control the management of assets, and any other entity in which one or more of these persons (and/or the Participant) own more than fifty percent (50%) of the voting interests.

“Grant Date” means, as determined by the Committee, the latest to occur of: (i) the date as of which the Committee approves an Award; (ii) the date the recipient first becomes eligible to receive an Award; or (iii) such other date specified by the Committee.

“Non-qualified Stock Option” means an Option that is not an incentive stock option under Code Section 422.

“Option” means an option to purchase one or more shares of Stock under the Plan.

“Option Price” means the exercise price for each share of Stock subject to an Option.

“Outside Trustee” means a member of the Board who is not an officer or employee of the Company.

“Participant” means a person who receives or holds an Award under the Plan.

“Performance Award” means an Award based on achieving performance goals over a performance period of up to ten (10) years.

“Plan” means this Public Storage 2016 Equity and Performance-Based Incentive Compensation Plan, as amended from time to time.

“Prior Plans” means the Company’s 2001 Stock Option and Incentive Plan, the Company’s 2001 Non-Executive/Non-Director Stock Option and Incentive Plan, and the 2007 Plan.

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“Purchase Price” means the purchase price for each share of Stock under a grant of Restricted Stock or Unrestricted Stock.

“Restricted Stock” means shares of Stock awarded under Section 8.

“SAR” means a right granted under Section 7.

“SAR Exercise Price” means the per share exercise price of a SAR granted under Section 7.

“Securities Act” means the Securities Act of 1933, as now in effect or as amended.

“Service” means service as a Service Provider to the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Participant’s change in position or duties shall not result in interrupted or terminated Service, so long as the Participant continues to be a Service Provider to the Company or an Affiliate. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Committee, which determination shall be final, binding, and conclusive.

“Service Provider” means an employee, officer, trustee, or director of the Company or an Affiliate, or a consultant or adviser currently providing services to the Company or an Affiliate.

“Stock” means the common shares of beneficial interest, par value $0.10 per share, of the Company.

“Stock Unit” means a bookkeeping entry representing the equivalent of one share of Stock awarded under Section 8.

“Subsidiary” means any corporation that at the time qualifies as a subsidiary of the Company under the definition of “subsidiary corporation” in Code Section 424(f). Notwithstanding the foregoing, the Committee, in its sole and absolute discretion, may determine that any entity in which the Company has a significant equity or other interest is a “Subsidiary.”

“Substitute Awards” means Awards granted to replace outstanding awards previously granted by an entity acquired by the Company or with which the Company combines.

“Unrestricted Stock” means an Award under Section 9.

“2007 Plan” means the Public Storage 2007 Equity and Performance-Based Incentive Compensation Plan, amended as of May 1, 2014.

2.	ADMINISTRATION OF THE PLAN

2.1          Administration. The Committee shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s declaration of trust and by-laws and applicable law, and shall administer the Plan. As to the selection of, and Awards to, Participants who are not subject to Section 16 of the Exchange Act and who are not Covered Employees, the Committee may delegate any or all of its responsibilities to one or more members of the Board.

Subject to the provisions of the Plan, the Committee shall have complete control over the administration of the Plan and shall have the authority in its sole discretion to (a) designate Participants, (b) construe, interpret and implement the Plan and all Award Agreements, (c) establish, amend, and rescind any rules and regulations relating to the Plan, (d) grant Awards, (e) determine who shall receive Awards, when such Awards shall be made, the terms and conditions of each Award (including the Option Price of any Option and any restrictions or conditions relating to the vesting, exercise, lapse, transfer, or forfeiture of an Award or related Stock) and terms and provisions of Award Agreements, (f) establish plans supplemental to this Plan covering individuals who are foreign nationals or are

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employed or residing outside of the United States, (g) provide for mandatory or voluntary deferrals of Awards and (h) make all other determinations in its discretion that it may deem necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem desirable to carry the Plan or any such Award Agreement into effect.

Subject to the other terms and conditions of the Plan, including the limitation on re-pricing under this Plan, the Committee shall have full and final authority to amend, modify, or supplement the terms of any outstanding Award. Notwithstanding anything in the Plan to the contrary: (i) the Committee shall be entitled to make non-uniform and selective determinations under the Plan, and (ii) no amendment, modification, or supplement of any Award shall, without the consent of an affected Participant, impair the Participant’s rights under such Award. The determinations of the Committee in the administration of the Plan shall be final and conclusive.

2.2          Forfeitures and Clawback; No Re-Pricing. The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Participant on account of actions taken by the Participant in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any confidentiality obligation with respect to the Company or otherwise in competition with the Company, to the extent specified in such Award Agreement. Furthermore, the Company may annul an Award if the Participant is an employee of the Company and is terminated for Cause as defined in the applicable Award Agreement or the Plan.

Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Participant to the Company (x) to the extent set forth in this Plan or an Award Agreement or (y) to the extent the Participant is, or in the future becomes, subject to (1) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable laws, or (2) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws.

No amendment or modification may be made to an outstanding Option or SAR which reduces the Option Price or SAR Exercise Price, by lowering the Option Price or SAR Exercise Price or by canceling the outstanding Option or SAR in exchange for cash, other securities or a replacement Option or SAR with a lower Option Price or SAR Exercise Price, in each case without the approval of the shareholders of the Company, provided, that, appropriate adjustments may be made to outstanding Options and SARs pursuant to Section 15 and may be made if such amendment or modification would not be deemed to be a re-pricing under applicable stock exchange listing requirements.

2.3          Deferral Arrangement.  The Committee may permit or require the deferral of any Award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Stock equivalents. Any such deferrals shall be made in a manner designed to comply with Code Section 409A.

2.4          No Liability. No member of the Board or of the Committee shall be liable for any action taken in good faith relating to the Plan, any Award, or any Award Agreement. Neither the Company, an Affiliate, the Board, the Committee, nor any person acting on any of their behalf shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award under the Plan as a result of any acceleration of income, or any additional tax (including any interest and penalties), asserted relating to the failure of an Award to satisfy the requirements of Code Section 409A or relating to Code Section 4999, or otherwise asserted relating to the Award; provided, that this Section 2.4 shall not affect any of the rights or obligations set forth in an applicable agreement between the Participant and the Company.

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3.	SHARES SUBJECT TO THE PLAN

3.1          Aggregate Share Limit. Subject to adjustment as provided in Section 3.3 and Section 15, the maximum number of shares of Stock with respect to which Awards may be granted under the Plan shall be two million (2,000,000) shares of Stock, plus the carryover shares remaining from: (a) the number of shares of Stock available for future awards under the 2007 Plan as of the Amendment Date, plus (b) the number of shares of Stock related to awards outstanding under the 2007 Plan as of the Amendment Date that later terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares of Stock (the “Share Limit”).

3.2          Reissue of Awards and Stock. Awards payable in cash or payable in cash or Stock, including Restricted Stock, that are forfeited, cancelled, or for any reason do not vest under this Plan, and Stock that are subject to Awards that expire or for any reason are terminated, cancelled or fail to vest shall be available for subsequent Awards under this Plan. If an Award under this Plan is or may be settled only in cash, such Award need not be counted against the Share Limit, except as may be required to preserve the status of an Award as “performance-based compensation” under Code Section 162(m). Stock subject to Options or SARs that are exercised shall not be available for subsequent Awards. The following transactions involving Stock will not result in additional Stock becoming available for subsequent Awards under this Plan: (i) Stock tendered or not issued in payment of an Option or in net settlement of a SAR; (ii) Stock withheld for taxes; and (iii) Stock repurchased by the Company using Option proceeds.

3.3          Adjustments.  The Committee shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Code Section 424(a) applies. The Share Limit may be increased by the corresponding number of Awards assumed and, in the case of a substitution, by the net increase in the number of shares of Stock subject to Awards before and after the substitution.

4.	AWARD ELIGIBILITY AND LIMITATIONS

4.1          Service Providers and Other Persons.  Subject to this Section 4, Awards may be made under the Plan to: (i) any Service Provider to the Company or any Affiliate, as the Committee shall determine and designate and (ii) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Committee.

4.2          Successive Awards and Substitute Awards. An eligible person may receive more than one Award, subject to such restrictions as are provided in the Plan. Notwithstanding Sections 6.1 and 7.1, the Option Price or the SAR Exercise Price of a Substitute Award may be less than 100% of the Fair Market Value of a share of Stock on the original date of grant; provided that the Option Price or SAR Exercise Price is determined in accordance with the principles of Code Section 424.

4.3          Individual Limits.    During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:

(i)           the maximum number of shares of Stock subject to Options or SARs that can be granted under the Plan to any person eligible for an Award under Section 4 is one million (1,000,000) per calendar year;

(ii)          the maximum value that can be granted under the Plan to any person (other than an Outside Trustee) eligible for an Award under Section 4 other than Options or SARs is fifteen million dollars ($15,000,000) per calendar year in the aggregate for all such Awards; and

(iii)         the maximum number shares of Stock that can be granted under the Plan under any Award to any Outside Trustee under Section 4 is one hundred thousand (100,000) per calendar year.

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The limitations in this Section 4.3 are subject to adjustment as provided in Section 15.

5.	AWARD AGREEMENT

Each Award shall be evidenced by an Award Agreement, in such form or forms as the Committee shall from time to time determine. Award Agreements do not need to contain the same or similar provisions, but shall be consistent with the terms of the Plan.

6.	TERMS AND CONDITIONS OF OPTIONS

6.1          Non-qualified Stock Options and Option Price.  All Options granted under this Plan shall be Non-qualified Stock Options. The Option Price of each Option shall be fixed by the Committee and stated in the related Award Agreement. The Option Price of each Option shall be at least the Fair Market Value on the Grant Date of a share of Stock. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

6.2          Vesting. Subject to Sections 6.4, 15.3, and 15.4, each Option granted under the Plan shall become exercisable as the Committee determines, which will be stated in the Award Agreement. Only Options granted to persons who are not entitled to overtime under applicable state or federal laws will vest or be exercisable within a six-month period starting on the Grant Date. For purposes of this Section 6.2, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number.

6.3          Term.  Each Option granted under the Plan shall terminate, and all rights to purchase the related shares of Stock shall cease, ten (10) years after the Grant Date, or under such circumstances and on such earlier date as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to that Option.

6.4          Termination of Service.

6.4.1        Termination of Service.  Unless otherwise provided in an Award Agreement, upon the termination of the Participant’s Service, other than in case the case of death or Disability, any Option that has not vested in accordance with the provisions of the related Award Agreement shall terminate immediately, and any Option that has vested but has not been exercised shall terminate at the close of business on the thirtieth (30th) day following the termination of the Participant’s Service (or such longer period as the Committee, in its discretion, may determine prior to the expiration of such thirty (30) day period), subject to earlier termination of the Option as provided in Section 6.3 above. Upon termination of an Option, the Participant shall have no further right to purchase shares of Stock under such Option.

6.4.2        Rights in the Event of Death or Disability.    Unless otherwise provided in an Award Agreement, upon the termination of the Participant’s Service by reason of the Participant’s death or Disability, all Options granted to such Participant shall fully vest on the date of death or termination of the Participant’s Service. The Options so vested shall be exercisable for a period of one (1) year after the death or termination of Service (or such longer period as the Committee, in its discretion, may determine prior to the expiration of such one (1) year period), subject to earlier termination of the Option as provided in Section 6.3 above.

6.5          Limitations on Exercise of Option.  In no event may any Option be exercised, in whole or in part, after the occurrence of an event referred to in Section 15 that results in termination of the Option.

6.6          Method of Exercise.  An Option that is exercisable may be exercised by the Participant (or in the event of legal incapacity or incompetency, the Participant’s guardian or legal representative, and following a Participant’s death, the executors, administrators, legatees or distributees of the Participant’s estate) as specified by the Company and shall be accompanied by payment in full of the Option Price of the shares for which the Option is

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being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold relating to an Award.

6.7          Rights of Holders of Options.  Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a shareholder (for example, the right to vote the shares or receive cash or dividend payments or distributions on the shares) until the shares of Stock are fully paid and issued. Except as provided in Section 15, no adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date of such issuance.

6.8          Transferability of Options.  Except as provided in Section 6.9, no Option shall be assignable or transferable by the Participant to whom it is granted, other than by will or the laws of descent and distribution.

6.9          Family Transfers.  If authorized in the applicable Award Agreement, a Participant may transfer, not for value, all or part of an Option to any Family Member. For the purpose of this Section 6.9, a “not for value” transfer is a transfer which is: (i) a gift; (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent (50%) of the voting interests (or relating to a trust, more than fifty percent (50%) of the beneficial interests) are owned by Family Members (and/or the Participant) in exchange for an interest in that entity. Following a transfer under this Section 6.9, any such Option shall continue to be subject to the same terms and conditions that applied immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Participant in accordance with this Section 6.9 or by will or the laws of descent and distribution. The events of termination of Service of Section 6.4 shall continue to be applied to the original Participant, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 6.4.

7.	TERMS AND CONDITIONS OF SARS

7.1          Right to Payment and SAR Exercise Price.  A SAR shall confer on the Participant a right to receive on exercise the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the SAR Exercise Price of the SAR as determined by the Committee. The Award Agreement for a SAR shall specify its SAR Exercise Price, which shall be at least the Fair Market Value of a share of Stock on the Grant Date. A SAR that is granted subsequent to the Grant Date in conjunction with a related Option must have a SAR Exercise Price that is no less than the Fair Market Value of one share of Stock on the SAR Grant Date.

7.2          Other Terms.  The Committee shall determine on the Grant Date or later, when and how a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR. Only SARs granted to persons who are not entitled to overtime under applicable state or federal laws will be permitted to vest or be exercisable within a six-month period starting on the Grant Date.

7.3          Term.  Each SAR granted under the Plan shall terminate, and all related rights shall cease, ten (10) years after the Grant Date, or under such circumstances and on such earlier date as is set forth in the Plan or as may be fixed by the Committee and stated in the related Award Agreement.

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8.	TERMS AND CONDITIONS OF RESTRICTED STOCK AND STOCK UNITS

8.1          Grant of Restricted Stock or Stock Units.  Awards of Restricted Stock or Stock Units may be made for no consideration (other than par value of the shares which will be deemed paid by Services rendered or to be rendered).

8.2          Restrictions.  At the time a grant of Restricted Stock or Stock Units is made, the Committee may, in its sole discretion, establish a period of time (a “restricted period”) applicable to such Restricted Stock or Stock Units and may prescribe other restrictions, including the satisfaction of corporate or individual performance objectives in accordance with Section 12.1 and Section 12.2. Each Award of Restricted Stock or Stock Units may be subject in whole or part to different restrictions. Neither Restricted Stock nor Stock Units may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other applicable restrictions prescribed by the Committee.

8.3          Restricted Stock Certificates.  The Company shall issue, in the name of each Participant to whom Restricted Stock has been granted, stock certificates representing the total number of shares of Restricted Stock granted to the Participant, as soon as reasonably practicable after the Grant Date. The Committee may provide in an Award Agreement that either: (i) the Secretary of the Company shall hold such certificates for the Participant’s benefit until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse; or (ii) such certificates shall be delivered to the Participant; provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

8.4          Rights of Holders of Restricted Stock.  Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid relating to such Stock. The Committee may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Stock. Dividend payments or distributions declared or paid on shares of Restricted Stock which vest or are earned based upon the achievement of performance goals shall not vest unless the applicable performance goals are achieved, and if the goals are not achieved, the Participant shall promptly forfeit and, to the extent already paid or distributed, repay to the Company such dividend payments or distributions. All distributions, if any, received by a Participant relating to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the Restricted Stock.

8.5          Rights of Holders of Stock Units.

8.5.1          Voting and Dividend Rights.  Unless the Committee otherwise provides in an Award Agreement, holders of Stock Units shall have no rights as shareholders of the Company other than the right to receive, upon the Company’s payment of a cash dividend on its outstanding Stock, a cash payment for each Stock Unit held equal to the per-share dividend paid on the Stock. Dividend payments or distributions declared or paid on shares underlying Stock Units which vest or are earned based upon the achievement of performance goals shall not vest unless such performance goals for such Stock Units are achieved, and if the goals are not achieved, the Participant shall promptly forfeit and, to the extent already paid or distributed, repay to the Company such dividend payments or distributions. The Committee may also provide that such cash dividend will be deemed reinvested in additional Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid.

8.5.2          Creditor’s Rights.  A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

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8.6          Termination of Service.  Unless otherwise provided in an Award Agreement, upon the termination of the Participant’s Service, other than in case the case of death or Disability, any Restricted Stock or Stock Units held by such Participant that have not vested, or for which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited, unless the Committee, in its discretion, determines otherwise. Upon forfeiture of Restricted Stock or Stock Units, the Participant shall have no further rights relating to such grant, including but not limited to any right to vote Restricted Stock or any right to receive dividends relating to shares of Restricted Stock or Stock Units.

8.7          Rights in the Event of Death or Disability.  Unless otherwise provided in an Award Agreement, upon the termination of the Participant’s Service by reason of the Participant’s death or Disability, all Restricted Stock and Stock Units granted to such Participant shall fully vest on the date of death or date of termination of Service, and the related shares of Stock shall be deliverable in accordance with the terms of the Plan, in the case of death, to the executors, administrators, legatees, or distributees of the Participant’s estate, or in the case of Disability, to the Participant.

8.8          Purchase of Restricted Stock.  The Participant shall be required, to the extent required by applicable law, to purchase the Restricted Stock from the Company at a Purchase Price equal to the greater of: (i) the aggregate par value of the shares of Stock represented by such Restricted Stock; or (ii) the Purchase Price, if any, specified in the Award Agreement relating to such Restricted Stock. The Purchase Price shall be payable in a form described in Section 10 or, in the discretion of the Committee, in consideration for past or future Services rendered.

8.9          Delivery of Stock.  Upon the expiration or termination of any restricted period and the satisfaction of any other applicable conditions, the restrictions on shares of Restricted Stock or Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Participant or the Participant’s beneficiary or estate, as the case may be. Neither the Participant, nor the Participant’s beneficiary or estate, shall have any further rights with regard to a Stock Unit once the share of Stock represented by the Stock Unit has been delivered.

9.	TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS

The Committee may, in its sole discretion, grant (or sell at par value or such other higher purchase price determined by the Committee) an Unrestricted Stock Award to any Participant under which such Participant may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Participant.

10.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

10.1        General Rule.  Payment of the Option Price for the shares purchased under the exercise of an Option or the Purchase Price for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company.

10.2        Surrender of Stock.  To the extent the Award Agreement so provides, payment of the Option Price for shares purchased under the exercise of an Option or the Purchase Price for Restricted Stock may be made all or in part through the tender to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price has been paid thereby, at their Fair Market Value on the date of surrender.

10.3        Cashless Exercise.  As to Options only (and not as to Restricted Stock), to the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price for shares purchased under the

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exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 17.3.

10.4        Other Forms of Payment.  To the extent the Award Agreement so provides, payment of the Option Price for shares purchased under exercise of an Option or the Purchase Price for Restricted Stock may be made in any other form that is consistent with applicable laws, regulations, and rules, including: (i) for Restricted Stock, Service rendered or to be rendered by the Participant thereof to the Company or an Affiliate; and (ii) with the consent of the Company, by withholding the number of shares of Stock that would otherwise vest or be issuable in an amount equal in value to the Option Price or Purchase Price and/or the required tax withholding amount.

11.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

11.1        Dividend Equivalent Rights.   A Dividend Equivalent Right may be granted under the Plan to any Participant, the terms and conditions of which shall be specified in the Award Agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may later accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Dividend Equivalent Rights may be settled in cash or Stock or a combination, in a single installment or installments, all determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award. Dividend Equivalent Rights granted as a component of another Award which vests or is earned based upon the achievement of performance goals shall not vest unless such performance goals are achieved, and if the goals are not achieved, the Participant of such Dividend Equivalent Rights shall promptly forfeit and, to the extent already paid or distributed, repay to the Company payments or distributions made in connection with such Dividend Equivalent Rights.

11.2        Termination of Service.   Except as may otherwise be provided by the Committee either in the Award Agreement or in writing after the Award Agreement is issued, and subject to Section 15, a Participant’s rights in all Dividend Equivalent Rights or interest equivalents shall automatically terminate upon the Participant’s termination of Service for any reason.

12.	TERMS AND CONDITIONS OF PERFORMANCE AND ANNUAL INCENTIVE AWARDS

12.1        Performance Conditions.  The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions and may exercise its discretion to reduce the amounts payable under any Award subject to performance conditions, except as limited under Section 12.2 in the case of a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m). If and to the extent required under Code Section 162(m), any power or authority relating to a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m) shall be exercised by the Committee.

12.2        Performance or Annual Incentive Awards Granted to Designated Covered Employees.   If a Performance or Annual Incentive Award to be granted to a Participant designated by the Committee as a Covered Employee is intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), the

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grant, exercise, and/or settlement of such Performance or Annual Incentive Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 12.2.

12.2.1     Performance Goals Generally.  The performance goals for such Performance or Annual Incentive Awards shall consist of one or more business criteria and a targeted level or levels of performance relating to each of such criteria, as specified by the Committee consistent with this Section 12.2. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and the related regulations including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance or Annual Incentive Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise, and/or settlement of such Performance or Annual Incentive Awards. Performance goals may differ for Performance or Annual Incentive Awards granted to any one Participant or to different Participants.

12.2.2     Business Criteria.    The Committee will use one or more of the following criteria or measures of performance as it may deem appropriate:

(i)	changes in funds from operation (FFO), funds from operation (FFO) per share, or funds from operation (FFO) as adjusted;

(ii)	changes in funds available for distribution (FAD);

(iii)	same store revenue growth or targets or other sales or revenue growth or targets;

(iv)	changes in intrinsic business value;

(v)	stock price or total shareholder return;

(vi)	implementation, commencement, or completion of critical or strategic projects, acquisitions, or processes;

(vii)	return measures, including return on invested capital and return on assets, capital, investment, or equity;

(viii)	divestiture, joint venture, or development activity;

(ix)	measures related to geographic business expansion or market share, customer satisfaction, employee satisfaction, human resources management, legal matters, or information technology;

(x)	net earnings or net income;

(xi)	operating earnings;

(xii)	gross or operating margins, or

(xiii)	any combination of any of the foregoing.

These business criteria need not be based on an increase or positive result under the business criteria selected. The criteria may be determined on a consolidated basis for the Company, and/or based on specified subsidiaries or business units.

12.2.3     Timing for Establishing Performance Goals.  Performance goals shall be established not later than ninety (90) days after the beginning of any performance period applicable to such Performance or Annual Incentive Awards, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

12.2.4     Settlement of Performance or Annual Incentive Awards; Other Terms.  Settlement of such Performance or Annual Incentive Awards shall be in cash, Stock, other Awards, or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in

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connection with such Performance or Annual Incentive Awards. The Committee shall specify the circumstances in which such Performance or Annual Incentive Awards shall be paid or forfeited in the event of termination of Service by the Participant prior to the end of a performance period or settlement of Performance Awards.

12.3        Written Determinations.    All determinations by the Committee as to the establishment and achievement of performance goals, the amount of any potential Performance Awards, and the amount of any potential or final individual Annual Incentive Awards shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). To the extent permitted by Code Section 162(m), the Committee may delegate any responsibility relating to such Performance Awards or Annual Incentive Awards.

12.4        Status of Section 12.2 Awards under Code Section 162(m).  It is the intent of the Company that Performance Awards and Annual Incentive Awards under Section 12.2 granted to persons who are designated by the Committee as Covered Employees within the meaning of Code Section 162(m) shall constitute “qualified performance-based compensation” within the meaning of Code Section 162(m). Accordingly, the terms of Section 12.2 including the definitions of Covered Employee and other related terms, shall be interpreted in a manner consistent with Code Section 162(m). Because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee for a fiscal year that has not yet been completed, the term Covered Employee as used in the Plan shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, as likely to be a Covered Employee for that fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards or Annual Incentive Awards does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

13.	PARACHUTE LIMITATIONS

For purposes of this Section 13: (i) other than agreements relating to the Plan, any other agreement, contract, or understanding previously or subsequently entered into by a Participant with the Company, except an agreement, contract, or understanding that expressly addresses Code Section 280G or Code Section 4999, is defined as an “Other Agreement”; and (ii) any other formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Participant (including groups or classes of Participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant is defined as a “Benefit Arrangement”.

If the Participant is a “disqualified individual” as defined in Code Section 280G(c) and any exercise, vesting, payment, or benefit to the Participant under this Plan would be considered a “parachute payment” under Code Section 280G(b)(2), taking into account all rights, payments, or benefits to or for the Participant under this Plan, all Other Agreements, and all Benefit Arrangements (a “Parachute Payment”), any right of the Participant to any exercise, vesting, payment, or benefit under this Plan shall be reduced or eliminated to the minimum extent to permit Participant to receive more on a net after-tax basis.

Except as required by Code Section 409A or to the extent that Code Section 409A permits discretion, the Committee shall have the right, in its sole discretion, to designate those rights, payments, or benefits under the Plan, all Other Agreements, and all Benefit Arrangements that should be reduced or eliminated so as to avoid having such rights, payments, or benefits be considered a Parachute Payment. However, to the extent any payment or benefit constitutes deferred compensation under Code Section 409A, in order to comply with Code Section 409A, the Company shall instead accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Performance Awards, then by reducing or eliminating any accelerated vesting of Options or SARs, then by

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reducing or eliminating any accelerated vesting of Restricted Stock or Stock Units, then by reducing or eliminating any other remaining Parachute Payments.

14.	REQUIREMENTS OF LAW

14.1        General.  The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Participant, any other individual exercising an Option, or the Company of any provision of any law or regulation, including any federal or state securities laws or regulations, and may condition such sale or issuance upon the listing, registration, or qualification of such shares upon any securities exchange or under any governmental regulatory body to the extent determined to be necessary or desirable by the Company in its discretion. Any resulting delay shall in no way affect the date of termination of the Award. Without limiting the generality of the foregoing, unless a registration statement under the Securities Act is in effect for the shares of Stock covered by an Option or other Award, the Company shall not be required to sell or issue any shares upon exercise of any Option or underlying any Award unless the Committee has received evidence satisfactory to it that the Participant or any other individual exercising an Option may acquire such shares under an exemption from registration under the Securities Act. Any such determination by the Committee shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any applicable securities under the Securities Act or take any affirmative action in order to cause the exercise of an Option or the issuance of shares of Stock under the Plan to comply with any law or regulation. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

14.2        Rule 16b-3.   During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards under the Plan and the exercise of Options granted under the plan will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Committee, and shall not affect the validity of the Plan. If Rule 16b-3 is revised or replaced, the Committee may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

15.	EFFECT OF CHANGES IN CAPITALIZATION

15.1        Changes in Stock.  If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any corporate transaction effected without receipt of consideration by the Company occurring after the Amendment Date, the number and kinds of shares (i) for which grants of Options and other Awards may be made under the Plan and (ii) for which Awards are outstanding shall be adjusted proportionately and accordingly by the Company, with the adjustment to outstanding Awards to be made so that the proportionate interest of the Participant immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Exercise Price payable for shares that are subject to the unexercised portion of an outstanding Option or SAR, as applicable, but shall include a corresponding proportionate adjustment in the Option Price or SAR Exercise Price per share. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s shareholders of securities of any entity other than the Company or other assets (including an extraordinary dividend but excluding a non-extraordinary dividend of the Company) without receipt of consideration

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by the Company, the Company shall, in such manner as the Company deems appropriate, adjust (i) the number and kind of shares subject to outstanding Awards and/or (ii) the Option Price or SAR Exercise Price of outstanding Options and SARs to reflect such distribution.

15.2        Reorganization in Which the Company Is the Surviving Entity and in Which No Change of Control Occurs.  If the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities in which no Change of Control occurs, any Option or SAR previously granted under the Plan shall pertain to and apply to the shares of Stock to which a holder of the shares of Stock subject to such Option or SAR would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price or SAR Exercise Price per share so that the resulting aggregate Option Price or SAR Exercise Price will be the same as the aggregate Option Price or SAR Exercise Price of the shares subject to the Option or SAR immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement evidencing an Award, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Participant as a result of the reorganization, merger, or consolidation. In the event of a transaction described in this Section 15.2, Stock Units and other Awards shall be adjusted so as to apply to the shares of Stock that the holder of the shares of Stock subject to such Stock Units or other Awards would have been entitled to receive immediately following such transaction.

15.3        Change of Control in Which Awards Are Not Assumed.   Except as otherwise provided in the applicable Award Agreement, in another agreement with the Participant, or as otherwise set forth in writing, upon the occurrence of a Change of Control in which outstanding Awards are not being assumed or continued:

(i)         with the exception of Performance Awards and Annual Incentive Awards, all outstanding shares of Restricted Stock and all Stock Units shall be deemed to have vested, and all restrictions and conditions applicable to such shares of Restricted Stock and Stock Units shall be deemed to have lapsed immediately prior to the occurrence of such Change of Control, and

(ii)        for Performance Awards and Annual Incentive Awards, all performance goals and conditions shall be deemed to have been satisfied immediately prior to the occurrence of such Change of Control based on either actual performance as of a date reasonably close to the date of the Change of Control or target performance, as determined by the Committee in its sole discretion, and such Awards shall become payable pro-rata based on the portion of the applicable performance period completed as of the Change of Control, and

(iii)       either or both of the following two actions shall be taken:

(A)         fifteen (15) days prior to the scheduled Change of Control, all Options and SARs outstanding shall become immediately vested and exercisable and shall remain exercisable for a period of fifteen (15) days, and/or

(B)         the Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options, Restricted Stock, Stock Units, and/or SARs and pay or deliver, or cause to be paid or delivered, to the holder an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock or Stock Units, equal to the formula or fixed price per share paid to holders of shares of Stock and, in the case of vested and unvested Options or SARs, equal to the product of the number of shares of Stock subject to the Option or SAR (the “Award Shares”) multiplied by the amount, if any, by which (I) the formula or fixed price per share paid to holders of shares of Stock under such transaction exceeds (II) the Option Price or SAR Exercise Price applicable to such Award Shares.

If the Company establishes an exercise window, (i) any exercise of an Option or SAR during such fifteen (15) day period shall be conditioned upon the Change of Control taking place and shall be effective only immediately before the Change of Control takes place, and (ii) upon any Change of Control, the Plan, and all outstanding but unexercised Options and SARs shall terminate. The Committee shall send written notice of an event that will result in such a

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termination to all individuals who hold Options and SARs not later than the time at which the Company gives notice to its shareholders.

15.4        Change of Control in Which Awards Are Assumed.  Except as otherwise provided in the applicable Award Agreement, in another agreement with the Participant, or as otherwise set forth in writing, upon a Change of Control in which outstanding Awards are being assumed or continued, the following provisions shall apply to such Award, to the extent assumed or continued:

The Plan and the Options, SARs, Stock Units, and Restricted Stock granted under the Plan shall continue in the manner and under the terms so provided in the event of any Change of Control to the extent that provision is made in writing in connection with such Change of Control for the continuation of the Plan or the assumption of the Options, SARs, Stock Units, and Restricted Stock previously granted, or for the substitution for such Options, SARs, Stock Units, and Restricted Stock for new common stock options and stock appreciation rights and new common stock units and restricted stock relating to the stock of a successor entity, or a parent or subsidiary, with appropriate adjustments as to the number of shares and option and stock appreciation right exercise prices.

In the event an Award is assumed, continued, or substituted upon the Change of Control and the Service of such Participant with the Company or an Affiliate (or a successor entity, or a parent or subsidiary) is terminated without Cause within one (1) year following the Change of Control, such Award (as assumed, continued, or substituted) shall become fully vested as of the date of such termination and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one (1) year period immediately following such termination or for such longer period as the Committee shall determine.

15.5        Adjustments.   Adjustments under this Section 15.5 related to shares of Stock or securities of the Company shall be made by the Committee, whose determination shall be final, binding, and conclusive. No fractional shares or other securities shall be issued under any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Committee shall determine the effect of a Change of Control upon Awards other than Options, SARs, Stock Units, and Restricted Stock, and such effect shall be set forth in the appropriate Award Agreement. The Committee may provide in the Award Agreements at the time of grant, or any time later with the consent of the Participant, for different provisions to apply to an Award in place of those described in Sections 15.1, 15.2, 15.3, and 15.4.

15.6        No Limitations on Company.   The making of Awards under the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

16.	AMENDMENT DATE, DURATION AND AMENDMENTS

16.1        Amendment Date.  The Plan is an amendment and restatement of the 2007 Plan and is effective as of the Amendment Date. Following the Amendment Date, no further awards shall be made under the Prior Plans. However, shares of Stock reserved under the Prior Plans to settle awards, including performance-based awards, that were granted under the Prior Plans prior to the Amendment Date may be issued and delivered following the Amendment Date to settle those awards.

16.2        Term.  The Plan shall terminate automatically on the day before the tenth (10th) anniversary of the Amendment Date and may be terminated on any earlier date as provided in Section 16.3.

16.3        Amendment and Termination of the Plan.   The Committee may amend, suspend, or terminate the Plan. No amendment will be made to the no-re-pricing provisions of Section 2.2, the Option Price provisions of Section 6.1, or the SAR Exercise Price provisions of Section 7.1 without the approval of the Company’s shareholders.

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Other amendments will be contingent on approval of the Company’s shareholders to the extent stated by the Committee, required by applicable law, or required by applicable stock exchange listing requirements.

No Awards shall be made after termination of the Plan. No amendment, suspension, or termination of the Plan shall impair rights or obligations under any Participant’s Award under the Plan, without the consent of the Participant.

17.	GENERAL PROVISIONS

17.1        Disclaimer of Rights.    No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Participant, so long as such Participant continues to be a Service Provider of the Company or an Affiliate. The obligation of the Company to pay any benefits under this Plan shall be interpreted as a contractual obligation to pay only those amounts described in the Plan, in the manner and under the conditions prescribed in the Plan. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Participant or beneficiary under the terms of the Plan.

17.2        Nonexclusivity of the Plan.  Neither the adoption of the Plan nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Committee to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Committee in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.

17.3        Withholding Taxes.    The Company shall have the right to deduct from payments of any kind otherwise due to a Participant any federal, state, or local taxes of any kind required by law to be withheld relating to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or Award. At the time of such vesting, lapse, exercise or issuance, the Participant shall pay to the Company, any amount that the Company may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the Participant may elect to satisfy such obligations, in whole or in part: (i) by causing the Company to withhold shares of Stock otherwise issuable to the Participant or (ii) by delivering to the Company shares of Stock already owned by the Participant. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined. A Participant who has made an election under this Section 17.3 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting, lapse of restrictions applicable to such Award or payment of shares under such Award, as applicable, cannot exceed such number of shares having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state or local taxing authority relating to such exercise, vesting, lapse of restrictions or payment of shares.

Public Storage • 2016 Proxy Statement • 75

17.4        Captions.   The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

17.5        Other Provisions.    Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

17.6        Severability.  If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

17.7        Governing Law.   The validity and construction of this Plan and the instruments evidencing the Awards under the Plan shall be governed by the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted under the Plan to the substantive laws of any other jurisdiction.

17.8        Code Section 409A.  For Awards that constitute nonqualified deferred compensation within the meaning of Code Section 409A, the Company generally intends, but is not obligated, to grant Awards that will comply with Code Section 409A or an exemption to Code Section 409A. To the extent that the Committee determines that a Participant would be subject to the additional twenty percent (20%) tax imposed on certain nonqualified deferred compensation plans under Code Section 409A as a result of any provision of any Award granted under this Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Committee.

* * *

Public Storage • 2016 Proxy Statement • 76

SKU#002CSN5FC4

PS Public Storage
IMPORTANT ANNUAL MEETING INFORMATION 000004
ENDORSEMENT LINE SACKPACK
MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6
C123456789
000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Pacific Daylight Time, on April 24, 2016.
Vote by Internet
• Go to www.envisionreports.com/psa
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy/Instruction Card 1234 5678 9012 345
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Trustees recommends a vote FOR all the listed nominees and FOR Proposals 2, 3 and 4.
For Against Abstain
1. Election of Trustees:
01 - Ronald L. Havner, Jr. 04 - B. Wayne Hughes, Jr. 07 - Ronald P. Spogli
For Against Abstain
02 - Tamara Hughes Gustavson 05 - Avedick B. Poladian 08 - Daniel C. Staton
For Against Abstain
03 - Uri P. Harkham 06 - Gary E. Pruitt +
For Against Abstain
2. Advisory vote to approve executive compensation.
3. Ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.
4. Approval of the 2016 Equity and Performance-Based Incentive Compensation Plan.
5. Other matters: In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting.
For Against Abstain
B Non-Voting Items
Change of Address — Please print new address below.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name appears. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign.
Date (mm/dd/yyyy) — Please print date below.
Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
C 1234567890
J N T
2 6 6 0 9 5 1
8 3 A M
029BMC
MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
PROXY/INSTRUCTION CARD (COMMON SHARES) — PUBLIC STORAGE
701 Western Avenue
Glendale, California 91201-2349
This Proxy/Instruction Card is Solicited on Behalf of the Board of Trustees
The undersigned, a record holder of Common Shares of beneficial interest (“Common Shares”) of Public Storage and/or a participant in the PS 401(k)/Profit Sharing Plan (the “401(k) Plan”), hereby (i) appoints Ronald L. Havner, Jr. and Lily Y. Hughes or each of them, with power of substitution, as Proxies, to appear and vote, as designated on the reverse side, all the Common Shares held of record by the undersigned on March 1, 2016, at the Annual Meeting of Shareholders to be held on April 25, 2016 (the “Annual Meeting”), and any adjournments thereof, and/or (ii) authorizes and directs the trustee of the 401(k) Plan (the “Trustee”) to vote or execute proxies to vote, as instructed on the reverse side, all the Common Shares credited to the undersigned’s account in the 401(k) Plan on March 1, 2016, at the Annual Meeting and any adjournments thereof. In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting.
THE PROXIES AND/OR THE TRUSTEE WILL VOTE ALL THE COMMON SHARES TO WHICH THIS PROXY/INSTRUCTION CARD RELATES, IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON SHARES HELD OF RECORD BY THE UNDERSIGNED, THE PROXIES WILL VOTE SUCH COMMON SHARES FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE AND IN FAVOR OF PROPOSALS 2, 3 AND 4. IF NO DIRECTION IS GIVEN WITH RESPECT TO THE COMMON SHARES CREDITED TO THE UNDERSIGNED’S ACCOUNT UNDER THE 401(k) PLAN, THE TRUSTEE WILL VOTE SUCH COMMON SHARES IN THE SAME PROPORTION AS SHARES FOR WHICH VOTING INSTRUCTIONS HAVE BEEN RECEIVED, UNLESS REQUIRED BY LAW TO EXERCISE DISCRETION IN VOTING SUCH SHARES.
401(k) Plan Participants — The undersigned, if a participant in the 401(k) Plan, hereby directs Wells Fargo Bank, N.A. as Trustee for the 401(k) Plan to vote all Common Shares allocated to my account as of March 1, 2016. I understand that I am to mail this confidential voting instruction card to Computershare, N.A. acting as tabulation agent, or vote by PHONE OR INTERNET, as described on the reverse side of this card, and that my instructions must be received by Computershare, N. A. no later than 7:00 a.m., Pacific Daylight Time, on April 21, 2016. If my instructions are not received by that time and date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in my account will be voted in accordance with the terms of the 401(k) Plan document.
The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 16, 2016.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY/INSTRUCTION CARD IN THE ENCLOSED ENVELOPE TO PROXY SERVICES C/O COMPUTERSHARE INVESTOR SERVICES, P.O. BOX 30202, COLLEGE STATION, TX, 77842-9909.